                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-35982

                          THERMO ELECTRON CORPORATION

                               OFFER TO EXCHANGE
                          0.45 SHARES OF COMMON STOCK
                                       OF
                          THERMO ELECTRON CORPORATION
                                      FOR
                     EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF
                                THERMEDICS INC.
                            ------------------------

                                     MERGER
                                       OF
                                THERMEDICS INC.
                                      INTO
                          THERMO ELECTRON CORPORATION
                            ------------------------

                        THE OFFER AND WITHDRAWAL RIGHTS
               WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
           ON THURSDAY, JUNE 29, 2000, UNLESS THE OFFER IS EXTENDED.

    We are offering to exchange 0.45 shares of common stock of Thermo Electron Corporation for each outstanding share of common stock of Thermedics Inc. that stockholders of Thermedics validly tender, and do not properly withdraw, before the exchange offer expires. You may withdraw shares of Thermedics common stock that you tender pursuant to this exchange offer at any time prior to the expiration of the exchange offer.
    If we complete the exchange offer, we intend to cause Thermedics to merge into Thermo Electron. In the merger, we will issue 0.45 shares of our common stock for each outstanding share of Thermedics common stock, subject to any applicable appraisal rights. This prospectus also relates to the shares of our common stock that we would issue in the merger.
    You should read this prospectus carefully. It sets forth the terms and conditions of the exchange offer and the merger. It also describes our and Thermedics' businesses and finances. We have prepared this prospectus so that you will have the information necessary to make a decision about the exchange offer and whether to pursue your appraisal rights in connection with the merger.
    OUR OBLIGATION TO EXCHANGE OUR COMMON STOCK FOR THERMEDICS COMMON STOCK IS SUBJECT TO THE IMPORTANT CONDITIONS LISTED BELOW UNDER "THE EXCHANGE
OFFER -- CONDITIONS OF THE EXCHANGE OFFER." THESE INCLUDE THE CONDITION THAT STOCKHOLDERS OF THERMEDICS VALIDLY TENDER, AND DO NOT WITHDRAW, A SUFFICIENT NUMBER OF SHARES OF THERMEDICS COMMON STOCK WHICH, TOGETHER WITH SHARES OF THERMEDICS COMMON STOCK OWNED BY US, CONSTITUTE AT LEAST 90% OF THE OUTSTANDING SHARES OF THERMEDICS COMMON STOCK UPON THE EXPIRATION OF THE EXCHANGE OFFER. AS OF MAY 31, 2000, WE OWNED 31,759,424 SHARES OF THERMEDICS COMMON STOCK, REPRESENTING APPROXIMATELY 75.5% OF THE OUTSTANDING SHARES OF THERMEDICS COMMON STOCK ON THAT DATE.
    Our common stock trades on the New York Stock Exchange under the symbol "TMO." On June 27, 2000, the last reported sale price for our common stock was $21.5625. Thermedics common stock trades on the American Stock Exchange under the symbol "TMD." On June 27, 2000, the last reported sale price for Thermedics common stock was $9.5625.
    An investment in our common stock involves a high degree of risk. You should carefully review the "Risk Factors" beginning on page 12 for a discussion of important factors that you should consider in connection with our offer, the merger and an investment in our common stock.
                            ------------------------

    We incorporate by reference into this prospectus important business and financial information about Thermedics and about us. This information is not included in, or delivered with, this prospectus.
    We will provide you with a copy of any and all of the information that we incorporate by reference in this prospectus, without charge, upon written or oral request. If we do not specifically incorporate by reference in this prospectus exhibits to the documents that we incorporate in this prospectus, then we will not provide copies of those exhibits. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE 22, 2000.
    You should direct any requests for documents relating to Thermedics or to us to: Sandra L. Lambert, Corporate Secretary, Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454 (telephone: 781-622-1000; facsimile:
781-768-6620).
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.
                            ------------------------

                  The date of this prospectus is June 28, 2000

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
RISK FACTORS................................................   12
FORWARD-LOOKING STATEMENTS..................................   17
INFORMATION ABOUT THERMO ELECTRON AND THERMEDICS............   18
BACKGROUND TO THE EXCHANGE OFFER AND THE MERGER.............   19
THE EXCHANGE OFFER..........................................   29
MARKET PRICES AND DIVIDENDS.................................   44
THE MERGER; APPRAISAL RIGHTS................................   45
FEDERAL INCOME TAX CONSEQUENCES.............................   47
COMPARISON OF THE RIGHTS OF HOLDERS OF OUR COMMON STOCK AND
  THE RIGHTS OF HOLDERS OF THERMEDICS COMMON STOCK..........   48
TRANSACTIONS WITH RELATED PARTIES...........................   59
LEGAL MATTERS...............................................   60
EXPERTS.....................................................   60
WHERE YOU CAN FIND MORE INFORMATION.........................   61
THERMO ELECTRON CORPORATION PRO FORMA CONSOLIDATED CONDENSED
  FINANCIAL STATEMENTS (UNAUDITED)..........................  F-1
ANNEX A.....................................................  A-1
ANNEX B.....................................................  B-1

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THERMO ELECTRON AND THERMEDICS THAT IS NOT INCLUDED OR DELIVERED WITH THE PROSPECTUS. YOU MAY OBTAIN THIS INFORMATION WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. YOU MUST ADDRESS YOUR REQUEST TO SANDRA L. LAMBERT, CORPORATE SECRETARY, THERMO ELECTRON CORPORATION, 81 WYMAN STREET, WALTHAM, MASSACHUSETTS 02454-9046, TELEPHONE (781) 622-1000. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE 22, 2000.

                                    SUMMARY

     Before you make any decision with respect to the exchange offer or the merger, you should read the following summary together with the more detailed information included elsewhere, or that we incorporate by reference, in this prospectus.

- THE COMPANIES

     - Thermo Electron Corporation (page 18). Thermo Electron Corporation, a Delaware corporation, develops, manufactures and sells measurement and detection instruments that our customers use to collect, monitor and analyze data. As discussed below, we are in the process of spinning off our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring and our paper recycling and papermaking equipment business. We are also in the process of selling various non-core businesses. We plan to take Thermo Ecotek Corporation, our electric power generation business, private. Although we no longer consider it a core business under our new strategy, we expect to retain Thermo Ecotek after we take it private while we continue to evaluate how to best exit that business and create maximum value for our stockholders.

      Our common stock is listed on the New York Stock Exchange under the symbol "TMO." Our principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and our telephone number is (781) 622-1000.

     - Thermedics Inc. (page 18). Thermedics Inc., a Massachusetts corporation, develops, manufactures and markets diverse product lines, including biomedical products, security instruments and equipment that assures the quality of a wide variety of consumer products and bulk materials. Thermedics is seeking a buyer for its Thermo Cardiosystems Inc. subsidiary, which manufactures implantable heart assist devices. Thermedics' common stock is listed on the American Stock Exchange under the symbol "TMD." Thermedics' principal executive offices are located at 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799 and its telephone number is (781) 622-1000.

     - Affiliation of Thermedics and Thermo Electron (pages 24 and 25). We own a majority of Thermedics' common stock. Several officers and directors of Thermedics are also officers or directors of Thermo Electron. See "Background To The Exchange Offer And The Merger."

     - The Thermo Electron reorganization (page 19). On January 31, 2000, we announced that our board of directors had authorized our management to proceed with a major reorganization of our operations. As part of this reorganization, we plan to:

        - acquire the public minority interest in most of our subsidiaries that have minority investors;

        - spin off our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring and our paper recycling and papermaking equipment business; and

        - divest a variety of non-core businesses.

      The primary goal of the reorganization is to allow us to focus on our core business and each of our spun-off subsidiaries to focus on its core business. The purpose of the exchange offer and merger described in this prospectus is to allow us to acquire the minority public interest in Thermedics as part of our overall reorganization. The exchange offer and merger also would provide the public stockholders of Thermedics with a continuing equity interest in the restructured company.

     - The Thermedics reorganization. On January 31, 2000, Thermedics announced its intention to acquire, through cash tender offers and mergers, the minority public interests in two of its public subsidiaries. Thermedics completed these acquisitions in April 2000. Thermedics spent approximately $40.0 million to acquire the public minority interests in these subsidiaries. We loaned Thermedics $12.0 million to finance a portion of these acquisitions and related expenses. Thermedics has entered into letters of intent for the sale of its remaining Thermo Voltek businesses and is seeking a buyer for Thermo Cardiosystems, its only remaining subsidiary with publicly-held minority interests.

- PRINCIPAL TERMS OF THE EXCHANGE OFFER

     - Exchange offer for all outstanding Thermedics shares (page 29). We are offering to acquire all of the outstanding shares of common stock of Thermedics that we do not currently own in exchange for shares of our common stock.

     - Exchange ratio (page 29). We are offering to exchange 0.45 shares of our common stock for each share of Thermedics common stock that Thermedics stockholders validly tender in the exchange offer. We sometimes refer to this ratio of 0.45 to 1 as the "exchange ratio." The following table shows the last reported sale price of Thermedics common stock on the American Stock Exchange and our common stock on the New York Stock Exchange on March 7, 2000, the last trading date before we announced the exchange ratio, and on June 27, 2000, the last trading date before the date of this prospectus.

      DATE                                                          THERMEDICS    THERMO ELECTRON
      ----                                                          ----------    ---------------
      March 7, 2000...............................................   $9.0625         $  24.00
      June 27, 2000...............................................   $9.5625         $21.5625

      The exchange ratio represents a valuation of the Thermedics common stock at a premium of 19.2% over its last reported sale price on March 7, 2000, based on the last reported sale price of our common stock on that date. For more information regarding the trading ranges of our common stock and Thermedics common stock, see "-- Comparative Per Share Market Information."

     - Cash in lieu of fractional shares (page 29). We will not issue fractional shares of our common stock in the exchange offer or the merger. Instead, we will pay an amount in cash equal to $19.50 per whole share of our common stock for fractional shares.

     - Expiration of the exchange offer (page 29). The exchange offer will expire at 12:00 midnight on Thursday, June 29, 2000. We can elect at any time to extend the exchange offer. If we extend the exchange offer, we will issue a press release announcing the extension. See "The Exchange Offer -- Terms Of The Exchange Offer; Expiration Of The Exchange Offer."

     - Procedures for accepting the exchange offer and tendering shares (page
       32). To exchange your shares of Thermedics common stock for shares of our common stock in the exchange offer, you must follow the procedures described below under "The Exchange Offer -- Procedures For Accepting The Exchange Offer And Tendering Shares" and in the accompanying letter of transmittal before the exchange offer expires. If you are the record owner of your shares and you tender your shares in the exchange offer, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

     - Issuance of Thermo Electron shares for tendered shares (page 31). If we satisfy or waive all of the conditions of the exchange offer and we accept for exchange shares of Thermedics common stock that you tendered, we will issue you shares of our common stock in exchange for your shares of Thermedics common stock promptly after the exchange offer expires. See "The Exchange Offer -- Acceptance For Exchange And Exchange Of Shares."

     - Withdrawal rights (pages 29 and 36). You may withdraw shares of Thermedics common stock that you have tendered at any time on or before June 29, 2000, or, if we extend the exchange offer, before the exchange offer expires. Unless accepted for exchange on or before June 29, 2000, you may also withdraw shares that you have tendered and which we have not accepted for exchange at any time after June 29, 2000. For your withdrawal to be effective, EquiServe, the depositary for the exchange offer, must receive your notice of withdrawal at one of the addresses on the back cover of this prospectus before the exchange offer expires. For more information on your withdrawal rights, see "The Exchange Offer -- Withdrawal Rights."

     - Conditions of the exchange offer (page 37). Our obligation to complete the exchange offer is subject to a number of conditions. In particular, Thermedics stockholders must tender, and not withdraw, enough shares of Thermedics common stock so that at the time the exchange offer expires we own at least 90% of Thermedics' outstanding shares of common stock. As of May 31, 2000:

  Our ownership of Thermedics common stock as a percentage
    of outstanding shares was:.............................                         75.5%
  Based on that percentage, the number of shares of
    Thermedics common stock that Thermedics stockholders
    must tender for us to meet the 90% condition is:.......                     6,085,582
  Our ownership of Thermedics common stock as a percentage
    of the shares of Thermedics common stock then
    outstanding, assuming that optionholders had exercised
    all outstanding Thermedics options issued by Thermedics
    or us and debenture holders did not convert any of the
    two issues of Thermedics' outstanding $47.4 million
    total principal amount of convertible debentures into
    Thermedics common stock at their conversion prices of
    $32.68 and $14.928 per share, would have been:.........                         72.6%
  Based on that percentage, the number of shares of
    Thermedics common stock that Thermedics stockholders
    must tender for us to meet the 90% condition is:.......                     7,570,651

      As of June 27, 2000, Thermedics stockholders had tendered and not withdrawn 7,819,840 shares of Thermedics common stock pursuant to this exchange offer. These shares may be withdrawn at any time before the exchange offer expires.

      In addition, our obligation to complete the exchange offer is subject to the condition that the SEC declare effective the registration statement of which this prospectus is a part. You can tender your shares of Thermedics common stock before the registration statement is effective but we cannot accept these shares for exchange before the registration statement is effective or before the exchange offer expires. If the SEC has not declared the registration statement effective by the expiration date, we will extend or withdraw the exchange offer. For more information regarding the conditions to our obligation to complete the exchange offer, see "The Exchange Offer -- Conditions Of The Exchange Offer." We are not aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that we must obtain in connection with our acquisition of shares of Thermedics common stock as contemplated by this prospectus.

- THE MERGER

     - Subsequent merger (pages 25 and 45). We plan to take Thermedics private by acquiring all of the outstanding shares of Thermedics common stock that we do not currently own. The exchange offer is the first step in this plan. If we complete the exchange offer, we will own at least 90% of Thermedics' outstanding shares of common stock. We would then cause Thermedics to merge with and into Thermo Electron in a so-called "short-form" merger. A short-form merger would not require approval of Thermedics' board of directors or the stockholders of Thermedics other than Thermo Electron.

     - No public stockholder action for merger; appraisal rights (page 45). We do not intend to enter into a merger agreement with Thermedics or to seek the approval of the directors of Thermedics for the merger. Even if you do not tender your shares of Thermedics common stock in the exchange offer, you would not be entitled to vote your shares with respect to the merger. If you do not tender your shares and we complete the merger, you would have a right to demand a judicial appraisal of the fair value of your shares of Thermedics common stock. You could lose your right to an appraisal, however, if you fail to follow the statutory procedure. See "The Merger; Appraisal Rights."

     - Merger consideration (page 45). In the merger, we would issue 0.45 shares of our common stock for each share of Thermedics common stock that we do not already own. This is the same consideration for each share of Thermedics common stock that we are offering in this exchange offer. See "Background To The Exchange Offer And The Merger -- The Merger."

- SHARE OWNERSHIP INFORMATION

     - Thermedics shares outstanding. As of May 31, 2000, Thermedics had outstanding:

        - 42,050,006 shares of common stock;

        - options to purchase 1,643,387 shares of common stock;

        - approximately $31.6 million principal amount of non-interest bearing convertible subordinated debentures due June 1, 2003 convertible into a total of 965,881 shares of common stock; and

        - approximately $15.9 million principal amount of 2 7/8% convertible subordinated debentures due June 1, 2003 convertible into a total of 1,061,830 shares of common stock.

     - Ownership of Thermedics common stock by Thermo Electron and officers and directors of Thermo Electron and Thermedics. On May 31, 2000, we owned 31,759,424 shares of Thermedics common stock, or approximately 75.5% of the outstanding shares of Thermedics common stock. Assuming that optionholders exercised all outstanding options to purchase Thermedics common stock and debenture holders did not convert any of Thermedics' outstanding non-interest bearing convertible subordinated debentures into Thermedics common stock at the current conversion price of $32.68 per share or 2 7/8% convertible subordinated debentures into Thermedics common stock at the current conversion price of $14.928 per share, we would have owned approximately 72.6% of the outstanding shares of Thermedics common stock on that date. On January 31, 2000, our directors and executive officers owned less than 1% of the outstanding shares of our common stock and less than 1% of the outstanding shares of Thermedics common stock. On January 31, 2000, the directors and executive officers of Thermedics who are not also our directors or executive officers owned less than 1% of the outstanding shares of Thermedics common stock and less than 1% of the outstanding shares of our common stock. On that date, our executive officers and directors also owned options to purchase 2,660,715 shares of our common stock and 199,650 shares of Thermedics common stock.

     - Ownership of Thermo Electron after the exchange offer and the merger. If we acquire all of the outstanding shares of Thermedics common stock pursuant to the exchange offer and the merger, former stockholders of Thermedics would acquire through the exchange offer and the merger approximately 3% of the then outstanding shares of our common stock, based upon the number of shares of Thermedics common stock and of our common stock outstanding on May 31, 2000 and the assumption that no Thermedics optionholders exercise their options and that no Thermedics debenture holders convert their debentures. In our reorganization, we are also offering shares of our common stock in connection with acquiring the minority interests in five of our other public subsidiaries. We would issue approximately 17.7 million additional shares of our common stock in these other transactions, assuming that optionholders do not exercise any options to purchase shares of common stock of the subject companies and debenture holders do not convert any convertible debt securities of the subject companies.

- RISK FACTORS (PAGE 12)

     Before you make any decision about the exchange offer or the merger, you should read carefully this prospectus and the documents that we incorporate by reference in this prospectus. You should also carefully consider the risks of the exchange offer and the merger, our reorganization and our business that we identify in this prospectus and in the documents that we incorporate by reference in this prospectus. These risks include the following:

     - we may not complete our reorganization as proposed, including the two proposed spin-offs, the acquisition of the minority interests in most of our subsidiaries and the dispositions of our non-core businesses;

     - we may not realize the anticipated benefits of our reorganization;

     - the fixed exchange ratio in this exchange offer and the merger may work to your disadvantage if Thermedics common stock increases in value or our common stock decreases in value;

     - the trading price for our common stock has been and may continue to be volatile; and

     - our business is subject to a number of risks, including intense competition, rapid technological changes, significant governmental regulation and difficulties of international operations.

     You should carefully review "Risk Factors" beginning on page 12 for a more complete discussion of these and other risk factors relating to the exchange offer, the merger, our reorganization and our business.

- FEDERAL INCOME TAX CONSEQUENCES (PAGE 47)

     For federal income tax purposes, your receipt of shares of our common stock pursuant to the exchange offer or the merger would be tax-free. However, you would recognize taxable income upon the receipt of cash in lieu of fractional shares of our common stock in the exchange offer or the merger.

     For a more detailed discussion of the tax consequences of the exchange offer and the merger, you should carefully review "Federal Income Tax Consequences." We urge you to consult with your own tax advisor.

- CONSEQUENCES OF THE EXCHANGE OFFER AND THE MERGER (PAGE 25)

     Completion of the exchange offer and the merger would have the following consequences:

     - The shares of Thermedics would no longer be listed on the American Stock Exchange; and

     - Thermedics would no longer be subject to the requirements of the Securities Exchange Act of 1934, including requirements to file annual and other periodic reports.

     If you do not tender your shares of Thermedics common stock and we complete the exchange offer, your shares will remain outstanding until the merger of Thermedics and Thermo Electron. After the merger, each of your shares will convert, subject to appraisal rights, into the right to receive 0.45 shares of our common stock.

- EFFECT OF THE MERGER ON THERMEDICS STOCK OPTIONS AND DEBENTURES (PAGES 27 AND
28)

     - Stock options. In connection with the exchange offer and the merger, we will assume Thermedics' stock option plans and any outstanding options to purchase shares of Thermedics common stock under those plans. After we have assumed these options, they will be exercisable for shares of our common stock. The number of shares of our common stock underlying each assumed option will equal the number of shares of Thermedics common stock underlying the option before the merger multiplied by the exchange ratio. The exercise price for each assumed option will be calculated by dividing the exercise price of the Thermedics stock option before the merger by the exchange ratio, rounded up to the nearest whole cent.

     - Debentures. In connection with the merger, we will assume Thermedics' non-interest bearing convertible subordinated debentures due June 1, 2003 and its 2 7/8% convertible subordinated debentures due June 1, 2003. After we assume these debentures, they will be convertible into shares of our common stock, instead of shares of Thermedics common stock. As of May 31, 2000, approximately $31.6 million principal amount of Thermedics' non-interest bearing debentures was outstanding and approximately $15.9 million principal amount of Thermedics' 2 7/8% debentures was outstanding. As of that date, the non-interest bearing debentures were convertible into a total of 965,881 shares of Thermedics common stock at a conversion price of $32.68 per share and the 2 7/8% debentures were convertible into a total of 1,061,830 shares of Thermedics common stock at a conversion price of $14.928 per share. After the merger, the non-interest bearing debentures would be convertible into a total of 434,647 shares of our common stock at a conversion price of $72.62 per share and the 2 7/8% debentures would be convertible into a total of 477,824 shares of our common stock at a conversion price of $33.17 per share. Holders of these debentures will not have the right to require Thermedics to redeem their debentures as a result of the merger.

- POTENTIAL CONFLICTS OF INTEREST (PAGE 23)

     In setting the exchange ratio, our financial interest was adverse to the financial interest of the public stockholders of Thermedics. We set the exchange ratio on our own and without any negotiations with Thermedics.

- APPRAISAL RIGHTS (PAGE 45)

     If you tender your shares of Thermedics common stock in the exchange offer, you will not be entitled to exercise appraisal rights under the Massachusetts Business Corporation Law. If you do not tender your shares in the exchange offer, upon the merger of Thermedics into Thermo Electron, you will have a right to object and demand payment of the judicially appraised fair value of your Thermedics shares under the Massachusetts Business Corporation Law. This value may be more or less than the market value of the 0.45 shares of our common stock issuable for each share of Thermedics common stock in the exchange offer and the merger. See "The Merger; Appraisal Rights."

- COMPARISON OF STOCKHOLDERS' RIGHTS (PAGE 48)

     If you tender your shares of Thermedics common stock in the exchange offer or do not exercise appraisal rights in the merger, you will become a stockholder of Thermo Electron. Your rights as a stockholder of Thermo Electron will be governed by Delaware corporate law and by our certificate of incorporation and bylaws. Unlike Thermedics, we have a classified board of directors and we have adopted a stockholders rights plan. The classified board, the rights plan and other provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire us, even if an acquisition is favored by many of our stockholders. See "Comparison Of The Rights Of Holders Of Our Common Stock And The Rights Of Holders Of Thermedics Common Stock."

- SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

     We will exchange shares of our common stock for shares of Thermedics common stock that we accept in the exchange offer or we acquire in the merger. You should consider our financial condition before you decide to become one of our stockholders through the exchange offer or the merger. In considering our financial condition, you should review the documents that we incorporate by reference in this prospectus because they contain detailed business, financial and other information about us and about Thermedics.

               SELECTED FINANCIAL INFORMATION -- THERMO ELECTRON

     We have derived the selected financial information presented below as of and for the fiscal years ended January 1, 2000, and January 2, 1999, and for the fiscal year ended January 3, 1998, from our consolidated financial statements, which Arthur Andersen LLP, independent public accountants, audited, as indicated in their report. We incorporate these financial statements by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended January 1, 2000. We have derived the selected financial information presented below as of January 3, 1998, and as of and for the fiscal years ended December 28, 1996 and December 30, 1995, from our consolidated financial statements, which Arthur Andersen LLP audited, but which we have not included or incorporated by reference in this prospectus. You should read this information in conjunction with our consolidated financial statements and the related notes that we incorporate by reference into this prospectus. The selected financial information as of and for the three months ended April 1, 2000, and April 3, 1999, has not been audited but, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended April 1, 2000, are not necessarily indicative of results for the entire year.

                                           THREE MONTHS ENDED
                                          ---------------------                           FISCAL YEAR(1)
                                           APRIL 1,    APRIL 3,   --------------------------------------------------------------
                                             2000        1999      1999(2)      1998(3)        1997       1996(4)        1995
                                          ----------   --------   ----------   ----------   ----------   ----------   ----------
                                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $  589,929   $555,750   $2,471,193   $2,055,805   $1,979,602   $1,573,005   $1,059,064
Income (Loss) from Continuing Operations
  Before Extraordinary Items............      15,291     18,069      (14,580)     114,676      174,665      164,172       76,167
Net Income (Loss).......................      15,823     28,299     (174,573)     181,901      239,328      190,816      139,582
Earnings (Loss) per Share from
  Continuing Operations Before
  Extraordinary Items:
  Basic.................................         .10        .11         (.09)         .71         1.15         1.16          .60
  Diluted...............................         .09        .11         (.11)         .67         1.05         1.03          .55
Earnings (Loss) per Share:
  Basic.................................         .10        .18        (1.10)        1.12         1.57         1.35         1.10
  Diluted...............................         .09        .17        (1.13)        1.08         1.41         1.17          .95
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital.........................  $1,629,388              $1,450,858   $2,163,010   $2,001,963   $2,218,617   $1,317,146
Total Assets............................   5,177,187               5,181,842    5,421,060    4,961,046    4,546,942    3,247,952
Long Term Obligations...................   1,570,323               1,565,974    1,808,582    1,518,687    1,531,668    1,079,761
Minority Interest.......................     364,900                 364,278      399,512      464,191      364,163      200,868
Common Stock of Subsidiaries Subject to
  Redemption............................       7,692                   7,692       40,500       40,500        2,613           --
Shareholders' Investment................   2,014,251               2,014,486    2,254,802    2,007,862    1,755,576    1,311,311
OTHER DATA (UNAUDITED):
Book Value per Share....................  $    12.84              $    12.87   $    14.23   $    12.62   $    11.71   $     9.82
Cash Dividends Declared per Share.......          --                      --           --           --           --           --
Ratio of Earnings to Fixed Charges(5)...        2.38x                   1.32x        3.35x

---------------

(1) Our 1999, 1998, 1997, 1996 and 1995 fiscal years ended January 1, 2000,
    January 2, 1999, January 3, 1998, December 28, 1996 and December 30, 1995, respectively.

(2) Reflects a $182.4 million pretax charge for restructuring and related costs.

(3) Reflects a $32.5 million pretax charge for restructuring and related costs, the issuance of $150.0 million principal amount of our notes and our public offering of common stock for net proceeds of $290.1 million.

(4) Reflects the issuance of $585.0 million principal amount of our convertible debentures.

(5) For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income from continuing operations before taxes, minority interest and extraordinary items, plus fixed charges. "Fixed charges" consist of interest on indebtedness and amortization of debt expense and one-third of rental expense, which we treat as the interest component of rental expense.

                  SELECTED FINANCIAL INFORMATION -- THERMEDICS

     We have derived the selected financial information presented below as of and for the fiscal years ended January 1, 2000, and January 2, 1999, and for the fiscal year ended January 3, 1998, from Thermedics' consolidated financial statements, which Arthur Andersen LLP, independent public accountants, audited, as indicated in their report. We incorporate these financial statements by reference into this prospectus from Thermedics' Annual Report on Form 10-K for the fiscal year ended January 1, 2000. We have derived the selected financial information presented below as of January 3, 1998, and as of and for the fiscal years ended December 28, 1996 and December 30, 1995, from Thermedics' consolidated financial statements, which Arthur Andersen LLP audited, but which we have not included or incorporated by reference in this prospectus. You should read this information in conjunction with Thermedics' consolidated financial statements and the related notes that we incorporate by reference into this prospectus. The selected financial information as of and for the three months ended April 1, 2000, and April 3, 1999, has not been audited but, in the opinion of Thermedics, includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended April 1, 2000, are not necessarily indicative of results for the entire year.

                                                      THREE MONTHS
                                                          ENDED
                                                   -------------------                      FISCAL YEAR(1)
                                                   APRIL 1,   APRIL 3,   ----------------------------------------------------
                                                     2000       1999     1999(2)    1998(3)    1997(4)    1996(5)      1995
                                                   --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................  $ 60,729   $51,960    $223,503   $208,644   $200,184   $179,608   $118,835
Income from Continuing Operations Before
  Extraordinary Item.............................     2,691     1,692      10,578     14,939     36,861     21,808      6,644
Net Income (Loss)................................     2,691     2,582     (13,221)    23,610     41,492     29,138     17,174
Earnings per Share from Continuing Operations
  Before Extraordinary Item:
  Basic..........................................       .06       .04         .25        .36       1.00        .60        .20
  Diluted........................................       .06       .04         .25        .35        .95        .57        .20
Earnings (Loss) per Share:
  Basic..........................................       .06       .06        (.32)       .57       1.13        .80        .51
  Diluted........................................       .06       .06        (.31)       .55       1.07        .75        .49
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital..................................  $142,103              $153,419   $183,832   $213,866   $184,051   $ 71,833
Total Assets.....................................   432,652               441,809    408,483    380,179    349,086    267,445
Long Term Obligations............................    47,578                47,599     47,552     65,021     65,014      8,319
Minority Interest................................    33,232                44,273     42,007     38,632     25,325         --
Shareholders' Investment.........................   235,507               223,402    248,127    227,851    211,643    171,799
OTHER DATA (UNAUDITED):
Book Value per Share.............................  $   5.60              $   5.33   $   5.95   $   6.21   $   5.77   $   5.06
Cash Dividends Declared per Share................        --                    --         --         --         --         --
Ratio of Earnings to Fixed Charges(6)............      5.58x                 6.09x      9.55x

---------------
(1) Thermedics' 1999, 1998, 1997, 1996 and 1995 fiscal years ended January 1, 2000, January 2, 1999, January 3, 1998, December 28, 1996 and December 30, 1995, respectively.

(2) Reflects a $2.7 million pretax charge for restructuring and related costs consisting of $0.8 million of unusual costs and $1.9 million of inventory provisions. Also reflects Thermedics' July 1999 acquisition of Eric Jaeger, GmbH.

(3) Reflects a $4.6 million extraordinary gain, net of taxes, and Thermedics' June 1998 acquisition of its product-monitoring business.

(4) Reflects a $17.1 million nontaxable gain from the issuance of stock by a subsidiary.

(5) Reflects $23.7 million of nontaxable gains from the issuance of stock by subsidiaries, a $12.7 million pretax charge for restructuring and unusual costs, Thermedics' January 1996 acquisition of Moisture Systems Corporation and certain affiliated companies and Rutter & Co. B.V. and Thermedics' May 1996 issuance of $65.0 million principal amount of non-interest bearing subordinated convertible debentures.

(6) For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income from continuing operations before taxes, minority interest and extraordinary items, plus fixed charges. "Fixed charges" consist of interest on indebtedness and amortization of debt expense and one-third of rental expense, which we treat as the interest component of rental expense.

          UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                         AND COMPARATIVE PER SHARE DATA

     The following table presents unaudited pro forma combined selected financial information for us and for Thermedics, historical selected financial information for us and for Thermedics, and unaudited pro forma combined per share data for us and for Thermedics. We derived the historical financial information from our financial statements and those of Thermedics, which we incorporate by reference into this prospectus. We derived the pro forma information from the pro forma consolidated condensed financial information included elsewhere in this prospectus. The unaudited pro forma consolidated condensed statement of operations data sets forth our results of operations for the three months ended April 1, 2000, and the fiscal year ended January 1, 2000, assuming that we had successfully completed the exchange offer and the merger as of the beginning of fiscal 1999. The unaudited pro forma consolidated condensed balance sheet data sets forth our financial position as of April 1, 2000, assuming that we had successfully completed the exchange offer and the merger on April 1, 2000.

     This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had we completed the exchange offer and the merger prior to the periods indicated.

                                                            THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                              APRIL 1, 2000        JANUARY 1, 2000
                                                            ------------------    -----------------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED:
STATEMENT OF OPERATIONS DATA:
  Revenues................................................      $  598,929           $2,471,193
  Income (Loss) from Continuing Operations Before
     Extraordinary Items..................................          14,976              (15,841)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working Capital.........................................      $1,638,422
  Total Assets............................................       5,236,670
  Long-term Obligations...................................       1,570,323
  Minority Interest.......................................         316,323
  Common Stock of Subsidiaries Subject to Redemption......           7,692
  Shareholders' Investment................................       2,122,311
PER SHARE DATA:
THERMO ELECTRON (HISTORICAL):
  Book Value per Common Share.............................      $    12.84
  Cash Dividends Declared per Share.......................              --                   --
  Earnings (Loss) per Share from Continuing Operations
     Before Extraordinary Items:
     Basic................................................      $      .10           $     (.09)
     Diluted..............................................      $      .09           $     (.11)
  Ratio of Earnings to Fixed Charges(2)...................            2.38x                1.32x
PRO FORMA:
COMBINED PER SHARE OF THERMO ELECTRON STOCK:
  Book Value per Common Share.............................      $    13.14
  Cash Dividends Declared per Share.......................              --                   --
  Earnings (Loss) per Share from Continuing Operations
     Before Extraordinary Items:
     Basic................................................      $      .09           $     (.10)
     Diluted..............................................      $      .09           $     (.12)
  Ratio of Earnings to Fixed Charges(2)...................            2.37x                1.31x

                                                            THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                              APRIL 1, 2000        JANUARY 1, 2000
                                                            ------------------    -----------------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
COMBINED PER THERMO ELECTRON SHARE EQUIVALENT(1):
  Book Value per Common Share.............................      $     5.91
  Cash Dividends Declared per Share.......................              --                   --
  Earnings (Loss) per Share from Continuing Operations
     Before Extraordinary Items:
     Basic................................................      $      .04           $     (.04)
     Diluted..............................................      $      .04           $     (.05)
  Ratio of Earnings to Fixed Charges(2)...................            1.07x                 .59x
THERMEDICS (HISTORICAL):
  Book Value per Common Share.............................      $     5.60
  Cash Dividends Declared per Share.......................              --                   --
  Earnings per Share from Continuing Operations Before
     Extraordinary Item:
     Basic................................................      $      .06           $      .25
     Diluted..............................................      $      .06           $      .25
  Ratio of Earnings to Fixed Charges(2)...................            5.58x                6.09x

---------------
(1) Pro forma combined per Thermo Electron share equivalent data has been calculated based on the pro forma combined data for Thermo Electron common stock, multiplied by an exchange ratio of 0.45. See "The Exchange
    Offer -- Terms Of The Exchange Offer; Expiration Of The Exchange Offer -- Exchange Ratio" for a description of the exchange ratio. The exchange ratio is the 0.45 shares of our common stock which you would have received for each share of Thermedics common stock in the exchange offer or the merger.

(2) For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income from continuing operations before taxes, minority interest and extraordinary items, plus fixed charges. "Fixed charges" consist of interest on indebtedness and amortization of debt expense and one-third of rental expense, which we treat as the interest component of rental expense.

- COMPARATIVE PER SHARE MARKET INFORMATION (PAGE 44)

     Our common stock is traded on the New York Stock Exchange under the symbol "TMO." Thermedics' common stock is traded on the American Stock Exchange under the symbol "TMD."

     The following table presents the closing prices per share of Thermedics common stock and the closing prices per share of our common stock on:

     - March 7, 2000, the last trading day before our public announcement of the terms, including the exchange ratio, of the exchange offer and the merger; and

     - June 27, 2000, the last trading date before the date of this prospectus.

     The table also presents, in the line entitled "Equivalent Per Share Price," the price per share of Thermedics common stock based upon the exchange ratio of
0.45 shares of our common stock for each share of Thermedics common stock.

                                                            MARCH 7, 2000    JUNE 27, 2000
                                                            -------------    -------------
Thermedics................................................     $9.0625         $ 9.5625
Thermo Electron...........................................     $ 24.00         $21.5625
Equivalent Per Share Price................................     $ 10.80         $   9.70

     You should obtain current stock price quotations for our common stock and the Thermedics common stock.

- FOR MORE INFORMATION (PAGE 61)

     You can obtain more information about Thermedics and about us from our respective public filings with the SEC. See "Where You Can Find More Information."

     If you have any questions about the exchange offer, you should call the information agent, D.F. King & Co., Inc. If you are a banker or broker, call collect at (212) 269-5550. All others should call toll-free at (800) 290-6433.

                                  RISK FACTORS

     The exchange offer, the merger and an investment in our common stock involve a high degree of risk. If any of the following events occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

RISK RELATED TO THE EXCHANGE OFFER AND THE MERGER

BECAUSE WE WILL NOT ADJUST THE EXCHANGE RATIO TO REFLECT CHANGES IN OUR OR THERMEDICS' STOCK PRICE, THE FIXED EXCHANGE RATIO USED IN THE EXCHANGE OFFER MAY PROVE UNFAVORABLE TO YOU.

     We have fixed the exchange ratio at 0.45 shares of our common stock for each share of Thermedics common stock. We will not adjust the exchange ratio to reflect fluctuations in the market value of shares of our common stock or Thermedics common stock. We will use the same exchange ratio in the exchange offer and the merger. If you tender your shares of Thermedics common stock and we complete the exchange offer or if you do not tender your shares of Thermedics common stock and do not properly exercise your appraisal rights in connection with the merger, you will be locked into the exchange ratio and you will not be able to capture gains from possible increases in the value of Thermedics common stock. You may incur losses from possible decreases in the value of our common stock.

RISKS RELATED TO OUR REORGANIZATION

BECAUSE OUR REORGANIZATION IS VERY COMPLEX AND WILL REQUIRE GOVERNMENTAL AND THIRD PARTY CONSENTS AND APPROVALS, WE MAY NOT BE ABLE TO SUCCESSFULLY COMPLETE THIS REORGANIZATION OR TO DO SO ON THE TIME SCHEDULE WE CONTEMPLATE.

     Our reorganization consists of:

     - the acquisition of the public minority interest in most of our subsidiaries that have minority investors;

     - the spin off of two of our businesses; and

     - the sale of a variety of non-core businesses.

To accomplish these objectives, we will need to obtain a variety of governmental and third party consents and approvals. In particular, in addition to the Internal Revenue Service ruling that we discuss below, we will need to obtain:

     - approval of the spin-offs and some of the other transactions by our board of directors;

     - when we are making a tender or exchange offer, the tender by minority stockholders of enough shares to allow us to own at least 90% of the target subsidiary's outstanding shares; and

     - the receipt of any necessary third party contractual consents.

We also must make various filings with the SEC relating to the reorganization that must comply with the SEC's rules.

     If we do not receive these consents and approvals and make the required filings with the SEC in compliance with its rules, we may not be able to effect all aspects of our reorganization. If we are not able to effect all aspects of the reorganization, we may not achieve all of the anticipated benefits of our reorganization. Until we have completed the entire reorganization, we will continue to own and operate a diverse group of businesses, some of which may continue to have minority stockholders.

     Our reorganization is time-consuming and expensive, and consumes management resources. The failure of our management to complete the proposed reorganization in a timely manner could negatively affect the public market's confidence in our management, which in turn may adversely affect the market price of our common stock.

WE DO NOT EXPECT TO PROCEED WITH OUR TWO PLANNED SPIN-OFFS UNTIL WE RECEIVE A FAVORABLE RULING FROM THE INTERNAL REVENUE SERVICE, WHICH THE INTERNAL REVENUE SERVICE MAY NOT ISSUE OR WHICH MAY TAKE A SUBSTANTIAL PERIOD OF TIME FOR US TO OBTAIN.

     We do not expect to spin-off our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring or our paper recycling and papermaking equipment business unless we obtain a favorable ruling from the Internal Revenue Service. The Internal Revenue Service may not grant the necessary ruling or may seek to impose conditions to the granting of the ruling that are not acceptable to us. We do not expect the Internal Revenue Service to issue a tax ruling before the end of 2000, and additional delays are possible.

AS PART OF OUR REORGANIZATION, WE ARE SEEKING TO DIVEST A SIGNIFICANT NUMBER OF BUSINESSES; WE MAY NOT SUCCEED IN SELLING ALL OF THESE BUSINESSES IN A TIMELY MANNER OR AT PRICES WE CONSIDER ACCEPTABLE.

     We plan to sell a significant number of businesses as part of our reorganization. This process will entail a number of risks:

     - We may not find buyers for all of these businesses.

     - The timing of these dispositions is uncertain.

     - We cannot be certain that the terms, including price, for the sale of these businesses will be acceptable to us.

     - Each of these sales will be subject to various conditions, including conditions in the agreements governing the transaction and the receipt of necessary governmental approvals.

EVEN IF WE SUCCEED IN COMPLETING OUR REORGANIZATION, WE WILL FACE A NUMBER OF CHALLENGES IN INTEGRATING OUR INSTRUMENT BUSINESS.

     Currently we operate our instrument business directly and through a number of majority-owned subsidiaries, including Thermo Instrument Systems Inc. and Thermedics. We have conducted these operations largely as autonomous, unaffiliated businesses. As part of our reorganization, we plan to manage these operations in a more coordinated manner. The following factors may make it difficult for us to successfully integrate and consolidate our instrument operations:

     - Our success in integrating these businesses will depend on our ability to coordinate geographically separate organizations and integrate personnel with different business backgrounds and corporate cultures.

     - Our ability to combine these businesses will require coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems.

     - The integration process could disrupt our instrument business.

     - Retaining key employees of these businesses may be difficult.

OUR REORGANIZATION CONTEMPLATES THE ISSUANCE OF A SIGNIFICANT NUMBER OF ADDITIONAL SHARES OF OUR COMMON STOCK, WHICH MAY DEPRESS THE MARKET PRICE OF OUR SHARES.

     We expect to issue a substantial number of shares of our common stock or securities exercisable for shares of our common stock in connection with the exchange offer, the merger and our reorganization. At May 31, 2000, 155,547,567 shares of our common stock were outstanding. The number of shares of our common stock outstanding may increase by as many as 55.2 million shares because, as part of our reorganization:

     - We plan to exchange shares of our common stock for the common stock held by minority stockholders in a number of our public subsidiaries, including Thermedics. We expect to issue a total of approximately 22.3 million shares of our common stock in these transactions.

     - We plan to assume employee stock options in these transactions, including the merger with Thermedics, that would be exercisable for approximately
       15.3 million shares of our common stock. In addition, we may be required to issue additional stock options to retain our key employees.

     - The debentures issued by some of our subsidiaries, including Thermedics, will become convertible into shares of our common stock. Based on the total principal amounts outstanding of these debentures and the conversion prices at May 31, 2000, these debentures would be convertible into approximately 17.6 million shares of our common stock.

     The increase in the number of outstanding shares of our common stock, as well as the potential future issuance of shares of our common stock upon conversion of debentures or exercise of employee stock options, may depress the market price of our common stock.

WE ARE UNABLE TO PREDICT THE LIQUIDITY OR PROSPECTIVE PERFORMANCE OF THE COMMON STOCK OF THE COMPANIES THAT WE INTEND TO SPIN OFF.

     We are unable to predict the liquidity or market performance of the shares of the businesses we plan to spin off. Although Thermo Fibertek Inc., the company that conducts our paper recycling and papermaking equipment business, has publicly traded shares, the historic prices of these shares may not be representative of the trading price of Thermo Fibertek's common stock after the number of shares held by its stockholders other than us increases as a result of the spin-off. We currently conduct our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring both directly and through subsidiaries. There is currently no public trading market for the shares of the company that will conduct this business following the proposed spin-off. The businesses that we are spinning off may not have the financial resources and management skills necessary to succeed as independent entities.

AS A RESULT OF THE SPIN-OFF OF THERMO FIBERTEK AND ITS SUBSIDIARIES, WE WILL REMAIN AS THE GUARANTOR OF INDEBTEDNESS AND STOCK REDEMPTION RIGHTS OF THESE COMPANIES EVEN THOUGH WE WILL NO LONGER CONTROL THEIR BUSINESS OR OPERATIONS.

     We have guaranteed the payment of principal and interest on $153 million principal amount of debentures issued by Thermo Fibertek. These debentures mature in July 2004. We have also guaranteed the financial obligations of Thermo Fibergen Inc., a subsidiary of Thermo Fibertek, under stock redemption rights granted by Thermo Fibergen. We are contingently liable for $60.1 million under these stock redemption rights, some of which terminate in September 2000 and the remainder of which terminate in September 2001. We will remain liable as a guarantor for these obligations following the spin-offs, although we will no longer control the business or operations of Thermo Fibertek or of its subsidiaries.

RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.

     The market price for our common stock can be very volatile. As of June 27, 2000, the 52-week range of the market price of our common stock was $12.75 to $26.875 per share. The market price for our common stock may be affected by a number of factors, including:

     - the risks described in this prospectus;

     - our financial results; and

     - general market conditions.

In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

WE HAVE ACQUIRED SEVERAL COMPANIES AND BUSINESSES; AS A RESULT WE HAVE RECORDED SIGNIFICANT GOODWILL ON OUR BALANCE SHEET, WHICH WE MUST CONTINUALLY EVALUATE FOR POTENTIAL IMPAIRMENT.

     We have acquired significant intangible assets, including approximately $1.2 billion of cost in excess of net assets of acquired companies, or goodwill, that we have recorded on our balance sheet as of January 1, 2000. We amortize this goodwill principally over 40 year periods. We assess the future useful life of the goodwill we have on our books whenever events or changes in circumstances indicate that the current useful life has diminished. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Goodwill amortization from our continuing operations was $35 million in fiscal 1999. In addition, in fiscal 1999 we wrote off $29 million of goodwill attributable to our continuing operations that we determined was impaired in connection with the planned sale of our power electronics and test equipment business.

     We expect to record additional goodwill in 2000 as a result of our acquisition of the minority interests in most of our publicly-traded subsidiaries. Our ability to realize the value of this asset will depend on future cash flows of the businesses in which we acquire these interests. These cash flows in turn depend in part on how well we can integrate these businesses.

IT MAY BE DIFFICULT FOR US TO EXPAND BECAUSE SOME OF THE MARKETS FOR OUR PRODUCTS ARE NOT GROWING.

     Some of the markets in which we compete have been flat or declining over the past several years. To address this issue, we are pursuing a number of strategies to improve our internal growth, including:

     - finding new markets for our products;

     - developing new applications for our technologies;

     - combining sales and marketing operations in appropriate markets to compete more effectively;

     - actively funding research and development; and

     - strengthening our presence in selected geographic markets.

These strategies may not result in growth of our business, and we may not be able to successfully implement these strategies.

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS, WHICH ENTAIL THE RISK THAT EXCHANGE RATE FLUCTUATIONS MAY NEGATIVELY AFFECT DEMAND FOR OUR PRODUCTS AND OUR PROFITABILITY.

     We are a global company with substantial operations outside of the United States. We intend to continue to expand our international operations. In 1999, our international revenues from continuing operations, including export revenues from the United States, accounted for approximately 63% of our total revenues. Our international revenues are subject to the risk that changes in exchange rates may adversely affect demand for our products and the profitability in U.S. dollars of products and services we provide in foreign markets, where payment for our products and services is made in the local currency. For example, in the first quarter of fiscal 2000, the unfavorable effects of currency translation decreased revenues of Thermo Electron's continuing operations by $15.6 million.

WE MUST DEVELOP NEW PRODUCTS, ADAPT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE AND RESPOND TO INTRODUCTIONS OF NEW PRODUCTS TO REMAIN COMPETITIVE.

     Our growth strategy includes significant investment in product development. We intend to increase our investment in research and development. We sell our products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. Without the timely introduction of new products, services and enhancements, our products and services will likely become technologically obsolete over time, in which case our revenue and operating results would suffer.

     Our customers use many of our products to develop, test and manufacture their new products. As a result, we must anticipate industry trends and develop products in advance of the commercialization of our customers' products. If we fail to adequately predict our customers' needs and future activities, we may invest heavily in research and development of products and services that do not lead to significant revenue.

     Many of our products and products under development are technologically innovative and require significant planning, design, development and testing at the technological, product and manufacturing-process levels. These activities require us to make significant investments.

     Products in our markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Our competition may adapt more quickly to new technologies and changes in our customers' requirements than we can. The products we are currently developing, or those we will develop in the future, may not be technologically feasible or accepted by the marketplace, and our products or technologies could become uncompetitive or obsolete.

CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR OUR PRODUCTS OR INCREASE OUR EXPENSES.

     We compete in many markets in which we or our customers must comply with federal, state, local and foreign regulations, such as environmental, health and safety and food and drug regulations. We develop, configure and market our products to meet customer needs created by these regulations. Any significant change in these regulations could reduce demand for our products. For example, many of our instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the Food and Drug Administration's regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

DEMAND FOR SOME OF OUR PRODUCTS DEPENDS ON CAPITAL SPENDING POLICIES OF OUR CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES.

     Our customers include manufacturers of semiconductors and products incorporating semiconductors, pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies and public and private research institutions. Many factors, including public policy spending provisions, available resources and economic cycles have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products. For example, a reduction in discretionary capital spending by petrochemical, oil and gas, and mining companies, due to difficult market conditions, has adversely affected our businesses operating in the process control industry. Similarly, softness in the semiconductor industry has resulted in lower revenues at some of our businesses. Also, our Thermedics Detection Inc. subsidiary has experienced lower demand for its detection instruments as a result of a shift in the process of recycling plastic containers in Europe, from sanitizing and reusing recyclables, to melting and re-forming plastic containers.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information that we incorporate by reference into this prospectus include statements that are subject to risks and uncertainties and are based on the beliefs and assumptions of our and Thermedics' management, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our and Thermedics' operations set forth:

     - under "Summary," "Risk Factors," "Information About Thermo Electron And Thermedics," "Background To The Exchange Offer And The Merger," "Transactions With Related Parties" and "Thermo Electron Corporation Pro Forma Consolidated Condensed Financial Statements (Unaudited)" in this prospectus;

     - under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our and Thermedics' Annual Reports on Form 10-K that we incorporate by reference into this prospectus; and

     - under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our and Thermedics' Quarterly Reports on Form 10-Q that we incorporate by reference into this prospectus.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Thermo Electron and Thermedics may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results and values are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. For a discussion of important factors that may cause actual results to differ materially from those suggested by the forward-looking statements, you should read carefully the section of this prospectus captioned "Risk Factors" that starts on page 12.

                INFORMATION ABOUT THERMO ELECTRON AND THERMEDICS

THERMO ELECTRON

     Thermo Electron Corporation, a Delaware corporation, develops, manufactures and sells measurement and detection instruments that our customers use to collect, monitor and analyze data. We are in the process of spinning off our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring, and our paper recycling and papermaking equipment business. We are also in the process of selling various non-core businesses. We plan to take Thermo Ecotek, our electric power generation business, private. Although we no longer consider it a core business under our new strategy, we expect to retain Thermo Ecotek after it is taken private while we continue to evaluate how to best exit that business and create maximum value for our stockholders. See "Background To The Exchange Offer And The Merger -- Our Reorganization; Purpose And Reasons For The Exchange Offer And The Merger -- Our Reorganization."

     Our common stock is listed on the New York Stock Exchange under the symbol "TMO." Our principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and our telephone number is (781) 622-1000.

     The name, business address, principal occupation, five-year employment history and citizenship of each of our directors and executive officers is included in Annex A to this prospectus. None of our executive officers or directors purchased or sold any shares of Thermedics common stock during the 60-day period ended on June 27, 2000.

     During the past five years, we have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or been a party to any judicial or administrative proceeding, except for any matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining us from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     We are subject to the disclosure requirements of the Exchange Act and are required to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the offices of the SEC and the New York Stock Exchange. See "Where You Can Find More Information."

THERMEDICS

     Thermedics Inc., a Massachusetts corporation, develops, manufactures and markets diverse product lines, including biomedical products, security instruments and equipment that assures the quality of a wide variety of consumer products and bulk materials. Thermedics is seeking a buyer for its Thermo Cardiosystems subsidiary, which manufactures implantable heart assist devices.

     Thermedics common stock is listed on the American Stock Exchange under the symbol "TMD." Thermedics' principal executive offices are located at 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799, and its telephone number is (781) 622-1000.

     The name, business address, principal occupation, five-year employment history and citizenship of each of Thermedics' directors and executive officers is included in Annex A to this prospectus. None of Thermedics' executive officers or directors purchased or sold any shares of Thermedics common stock during the 60-day period ended on June 27, 2000.

     Thermedics is subject to the disclosure requirements of the Exchange Act and is required to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the offices of the SEC and the American Stock Exchange. See "Where You Can Find More Information."

                BACKGROUND TO THE EXCHANGE OFFER AND THE MERGER

OUR REORGANIZATION; PURPOSE AND REASONS FOR THE EXCHANGE OFFER AND THE MERGER

     Our Reorganization. On January 31, 2000, we announced that our board of directors had authorized our management to proceed with a major reorganization of our operations. The reorganization reflects a significant change in strategic direction for us, both in terms of our business focus and operating structure.

     - Until we adopted the reorganization plan, we had historically been engaged in a diversified group of businesses. If we complete all aspects of the reorganization, we will focus primarily on our instruments business. Thermedics' Thermo Sentron Inc. and Thermedics Detection Inc. businesses would remain a part of our core instruments business. We expect to spin off some of the remaining Thermedics businesses as part of our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring and to sell the balance of those businesses. Thermedics has signed letters of intent to sell its remaining Thermo Voltek Corp. businesses and is seeking a buyer for its Thermo Cardiosystems subsidiary, which manufactures implantable heart assist devices.

     - We have historically pursued a strategy of publicly offering minority interests in some of our subsidiaries. These subsidiaries, in turn, pursued the same strategy. Our management has reevaluated the benefits and detriments of this corporate structure and concluded that we would benefit if we reorganized our instrument businesses under a single parent company without minority interests. To acquire the minority interests in our subsidiaries, this new strategy includes exchanging shares of our common stock for publicly held shares of the common stock of a number of our subsidiaries, and tender offers and mergers by Thermedics and Thermo Instrument involving publicly held shares of common stock of their subsidiaries.

     As part of our reorganization, we intend to spin-off or dispose of all of our businesses other than our instrument business and our electric power generation business. We do not expect to complete the spin-offs until the end of 2000 or early 2001. If you receive shares of our common stock in the exchange offer or the merger and hold them at the time we complete the spin-offs, you will receive shares of common stock of the companies that conduct our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring and our paper recycling and papermaking equipment business. See "Risk Factors -- Risks Related to Our Reorganization -- We are unable to predict the liquidity or prospective performance of the common stock of the companies that we intend to spin off." In addition, we will continue to hold non-core assets until we sell them, which may not occur until after we complete the proposed spin-offs. During the fiscal year ended January 1, 2000, revenue from these non-core businesses and the businesses we are spinning off was approximately $1.83 billion and net loss from the non-core businesses and the businesses we are spinning off was approximately $111.5 million.

     We plan to take Thermo Ecotek, our electric power generation business, private. Although we no longer consider it a core business under our new strategy, we expect to retain Thermo Ecotek after we take it private while we continue to evaluate how to best exit that business and create maximum value for our stockholders.

     As of June 27, 2000, the status of the reorganization was as follows:

     - We had acquired for cash the publicly held minority equity interests in 13 of our subsidiaries;

     - We had filed registration statements with the SEC relating to the acquisitions of the publicly held minority equity interests in four of our subsidiaries for shares of our common stock in mergers;

     - We had filed registration statements with the SEC relating to the acquisitions of the publicly held minority equity interests in two of our subsidiaries, Thermo Instrument and Thermedics, for shares of our common stock in exchange offers;

     - We were seeking buyers for two of our publicly traded subsidiaries;

     - We had filed a ruling request with the IRS relating to the two proposed spin-offs; and

     - We were evaluating our options for our subsidiary, Spectra-Physics Lasers, Inc.

We currently expect that we will complete the acquisitions of minority interests in our subsidiaries in the third quarter of 2000 and the spin-offs at the end of 2000 or early in 2001.

     In addition, as of June 27, 2000, we had sold businesses with total 1999 revenues of approximately $246.4 million under our reorganization plan. We received total gross proceeds, including both cash and non-cash consideration, of approximately $235.7 million from these sales.

     If we complete our reorganization as described above, we will not have any public subsidiaries, unless we decide to keep Spectra-Physics Lasers as a public subsidiary.

     We have acquired the minority public interest in some of our subsidiaries for cash, while in other cases we are issuing our common stock in exchange offers or mergers. The primary factor in our decision whether to offer the minority stockholders cash or our common stock was the outstanding principal amount, if any, and due date, of that subsidiary's convertible debentures. In a stock-for-stock merger or exchange offer, these debentures become convertible into our common stock. If we take the subsidiary private in a cash transaction, we must repay these debentures immediately. For example, if we had offered cash in exchange for each outstanding share of Thermedics common stock in this exchange offer, we would have been required to repay an aggregate of $47.4 million in principal amount of Thermedics' debentures.

     Our August 1998 Proposal. In August 1998, we determined that we would benefit from a corporate restructuring that would simplify our corporate structure, consolidate and strategically realign some of our businesses and increase the liquidity in the public stock of some of our publicly-traded subsidiaries. We subsequently refined and expanded this proposal and, on January 31, 2000, announced our proposed reorganization described above under "-- Our Reorganization; Purpose And Reasons For The Exchange Offer And The Merger -- Our Reorganization."

     As part of the August 1998 announcement, we proposed transferring our wholly-owned biomedical group of companies to Thermedics in exchange for the stock held by Thermedics in its instruments subsidiaries, Thermo Sentron, Thermedics Detection and Thermo Voltek, along with additional shares of Thermedics common stock. We also proposed that, as part of this process, we or Thermedics would take Thermo Sentron and Thermedics Detection private.

     In September 1998, the board of directors of Thermedics formed a special committee consisting of Messrs. T. Anthony Brooks and Nicholas T. Zervas, directors of Thermedics who are not employees of ours or any of our affiliates. The special committee was authorized to negotiate the terms of the transaction outlined in our August 1998 announcement and to retain its own legal and financial advisors. Subsequently, the special committee engaged legal and financial advisors in connection with the proposed transaction.

     In 1999, we had several discussions with the special committee of the Thermedics board of directors regarding terms for the proposed transaction. However, in January 2000, we determined not to proceed with the proposed transaction with Thermedics as described above, but instead decided to proceed with the exchange offer and the merger described in this prospectus.

     Purpose of the Exchange Offer and the Merger. The purpose of this exchange offer and the merger is to acquire the minority public interest in Thermedics as part of our overall reorganization. We are seeking through the reorganization to:

     - eliminate the complexity of our corporate structure; and

     - focus on and integrate our instruments business.

     We anticipate that our stockholders may realize the following benefits from the exchange offer and the merger:

     - By conducting our operations in a more coordinated manner with our instruments subsidiaries, we would achieve greater marketing, operating and administrative efficiency.

     - We would eliminate additional burdens on management associated with public reporting and other tasks resulting from Thermedics' public company status. For example, Thermedics' management would no longer need to dedicate time and resources to stockholder and analyst inquiries and investor and public relations.

     - We would lower costs, particularly those associated with being a public company. For example, as a privately-held entity, Thermedics would no longer be required to file quarterly, annual or other periodic reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements. We anticipate that eliminating these costs, including fees for an audit by an independent accounting firm and legal fees, will result in savings of approximately $450,000 per year.

PROJECTED FINANCIAL DATA

     Thermedics does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in connection with the exchange offer and the merger, we had access to Thermedics' projections for the fourth quarter of fiscal 1999 and for fiscal 1999 and 2000. These projections were prepared by management of Thermedics in the course of its regular business planning.

     We have included a summary of these Thermedics projections below. These projections do not reflect any of the effects of the exchange offer or the merger or other changes that may in the future be appropriate concerning Thermedics and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. Further, these projections include results from Thermedics' Thermo Cardiosystems subsidiary and Thermo Voltek business. We treat Thermo Cardiosystems and Thermo Voltek as discontinued operations in Thermedics' financial statements that we incorporate by reference in this prospectus because of Thermedics' plan to sell those businesses. We and Thermedics believe that the assumptions were reasonable at the time Thermedics prepared the projections, given the information known by our and Thermedics' management.

     Thermedics did not prepare its projections for the fourth quarter of fiscal 1999 and for fiscal 1999 and 2000 with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither Thermedics' independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any form of assurance on this information or its achievability. They assume no responsibility for, and disclaim any association with, this prospective financial information.

     In preparing its projections for the fourth quarter of fiscal 1999 and for fiscal 1999 and 2000, Thermedics necessarily made numerous assumptions, many of which are beyond our or Thermedics' control and may prove not to have been, or may no longer be, accurate. Except as otherwise indicated, this information does not reflect revised prospects for Thermedics' business, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that Thermedics did not anticipate at the time it prepared this information, including the proposed sale of Thermo Cardiosystems. Accordingly, this information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below. You should not regard our inclusion of these projections as a representation that they will be achieved.

     THE THERMEDICS PROJECTIONS FOR THE FOURTH QUARTER OF FISCAL 1999 AND FOR FISCAL 1999 AND 2000 ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE FINANCIAL RESULTS AND STOCKHOLDER VALUE OF THERMEDICS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THERMEDICS' ABILITY TO CONTROL OR PREDICT. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE PROJECTIONS. THESE PROJECTIONS MAY NOT BE REALIZED, AND THERMEDICS' FUTURE FINANCIAL RESULTS MAY VARY MATERIALLY FROM THESE PROJECTIONS. NEITHER THERMEDICS NOR WE INTEND TO UPDATE OR REVISE THESE PROJECTIONS.

                             THERMEDICS PROJECTIONS
                                 (IN THOUSANDS)

                                                               FOURTH        FISCAL      FISCAL
                                                               QUARTER        YEAR        YEAR
                                                             FISCAL 1999      1999        2000
                                                             -----------    --------    --------
SELECTED STATEMENT OF OPERATIONS DATA:
Revenues...................................................   $ 88,901      $327,529    $377,276
                                                              --------      --------    --------
Costs and Operating Expenses
  Cost of Revenues.........................................     45,372       172,469     190,556
  Operating Expenses.......................................     36,442       130,145     148,408
  Restructuring Costs, Net.................................        400        32,438          --
                                                              --------      --------    --------
                                                                82,214       335,052     338,964
                                                              --------      --------    --------
Operating Income (Loss)....................................      6,687        (7,523)     38,312
Interest Income............................................      2,663        10,911      10,575
Interest Expense...........................................     (1,928)       (6,596)     (6,883)
                                                              --------      --------    --------
Income (Loss) Before Provision for Income Taxes and
  Minority
  Interest.................................................      7,422        (3,208)     42,004
Provision for Income Taxes.................................      2,789         8,762      16,810
Minority Interest Expense..................................      1,365         4,863       5,911
                                                              --------      --------    --------
Net Income (Loss)..........................................   $  3,268      $(16,833)   $ 19,283
                                                              ========      ========    ========
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net...................................   $ 72,941      $ 72,941    $ 76,335
Inventories................................................     65,836        65,836      66,835
Prepaid Income Taxes and Other Current Assets..............     16,071        16,071      15,852
                                                              --------      --------    --------
Total Current Assets Excluding Cash and Investments........    154,848       154,848     159,022
Property, Plant and Equipment:
  Balance, Beginning of Period.............................     22,623        21,907      23,076
  Additions................................................      2,781         7,865       9,444
  Depreciation Expense.....................................     (2,126)       (7,931)     (9,175)
  Sales....................................................       (202)        1,235          --
                                                              --------      --------    --------
  Balance, End of Period...................................     23,076        23,076      23,345
Cost in Excess of Net Assets of Acquired Companies.........    154,132       154,132     149,934

CONFLICTS OF INTEREST

     Thermo Electron. In setting the exchange ratio, our financial interest was adverse to the financial interest of the public stockholders of Thermedics. We set the exchange ratio on our own and without any negotiations with Thermedics.

     Our Directors. The members of our board of directors own, or hold options to purchase, shares of our common stock and/or shares of common stock of Thermedics. These positions and equity interests presented these directors with actual or potential conflicts of interest in determining the exchange ratio and the other terms of the exchange offer and the merger.

     Officers and Directors of Thermedics. We set the exchange ratio on our own and without negotiation with Thermedics. The board of directors of Thermedics has formed a special committee to evaluate the exchange offer and to make a recommendation to Thermedics' stockholders as to whether to accept or reject the exchange offer. Messrs. T. Anthony Brooks and Nicholas T. Zervas, directors of Thermedics who are not employees of Thermo Electron or of our affiliates, are the members of this special committee.

     The special committee of the board of directors of Thermedics has recommended that Thermedics stockholders accept the exchange offer and tender their shares of Thermedics common stock. This recommendation is set forth in Thermedics' Schedule 14D-9, dated May 12, 2000 and filed with the SEC. YOU SHOULD CAREFULLY REVIEW THERMEDICS' SCHEDULE 14D-9 BEFORE DETERMINING WHETHER TO TENDER YOUR SHARES IN THE EXCHANGE OFFER OR TO PURSUE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER.

     In considering any position that Thermedics has taken or may take in the future with respect to the exchange offer and the merger, you should be aware that the officers and several directors of Thermedics have interests in connection with the exchange offer and the merger that present them with actual or potential conflicts of interest, as summarized below.

     Several members of the board of directors and executive officers of Thermedics are directors or officers of ours and of our other affiliates, as set forth below:

     - Mr. John T. Keiser, the chief executive officer, president and a director of Thermedics, is our chief operating officer, biomedical, and a director of our affiliates Metrika Systems Corporation, Thermo Cardiosystems Inc., ThermoLase Corporation, ThermoTrex Corporation and Trex Medical Corporation;

     - Mr. Theo Melas-Kyriazi, the chief financial officer of Thermedics, is also our chief financial officer; and

     - Mr. Peter O. Crisp is one of our directors and one of Thermedics' directors.

Consequently, these directors and officers receive or have received compensation not only from Thermedics but also from us and/or our other affiliates.

     Officers and directors of Thermedics who own shares of Thermedics common stock will receive shares of our common stock in the exchange offer or the merger at the same exchange ratio and on the same terms as the Thermedics public stockholders. As of January 31, 2000, the members of the board of directors and executive officers of Thermedics owned a total of 178,766 shares of Thermedics common stock. These individuals would receive in exchange for their shares of Thermedics common stock a total of 80,441 shares of our common stock, assuming that they tender all of their shares of Thermedics common stock in the exchange offer.

     In addition, as of January 31, 2000, the members of the board of directors and executive officers of Thermedics held options to acquire a total of 406,000 shares of Thermedics common stock, with exercise prices ranging from $7.14 to $17.11. We would assume these options and convert them into options to acquire shares of our common stock on the same terms as we assume and convert all of the other outstanding Thermedics options in connection with the exchange offer and the merger. See "-- Effects Of The Exchange Offer And The Merger -- Treatment of Thermedics Options."

     As of January 1, 2000, Mr. Brooks, Mr. Crisp and Dr. Zervas, directors of Thermedics, had accumulated deferred units representing shares of Thermedics common stock under Thermedics' deferred compensation plan for directors. These units would be converted into shares of our common stock in the merger. See
"-- Effects Of The Exchange Offer And The Merger -- Treatment of Thermedics Deferred Compensation Plan for Directors." The following table sets forth the number of shares of Thermedics common stock each director's units represent and the number of shares of our common stock into which those units would be converted in the merger:

                                                                                      SHARES OF OUR
                                                              SHARES OF THERMEDICS       COMMON
                                                                  COMMON STOCK            STOCK
                                                              --------------------    -------------
Mr. Brooks..................................................          1,367                 615
Mr. Crisp...................................................          9,971               4,486
Dr. Zervas..................................................         10,364               4,663

     Indemnification Agreements. We have entered into separate indemnification agreements with each of Thermedics' executive officers and directors, including the members of the special committee. These agreements require us to indemnify and advance expenses to the indemnified director or officer if he or she, by reason of his or her status as a director or officer of Thermedics, or service as a director, officer or fiduciary of another enterprise at our request, is made or threatened to be made a party to any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative. We are only required to provide these benefits if the director or officer seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We are required to provide indemnification to the maximum extent permitted by Delaware law in the case of any threatened, pending or completed action, suit or proceeding by or in our right.

     We entered into these indemnification agreements with Thermedics' officers and directors so that the indemnified officers and directors would have supplemental protection in the event that indemnification directly from Thermedics was not available, either because of legal restrictions or because Thermedics did not have the funds to cover the obligation.

THE MERGER

     If we successfully complete the exchange offer, we plan to cause Thermedics to merge into us in a so-called "short-form" merger. This merger would occur as promptly as practicable after completion of the exchange offer. Under the Massachusetts Business Corporation Law and the Delaware General Corporation Law, if we own at least 90% of the outstanding shares of Thermedics common stock, we would have the power to approve, adopt and complete the merger without a vote of Thermedics' stockholders or board of directors. Our stockholders would own all of the outstanding shares of the surviving corporation after the merger.

     On the effective date of the merger, each outstanding share of Thermedics common stock, other than shares of Thermedics common stock held by us or Thermedics and shares of Thermedics common stock held by stockholders, if any, who are entitled to and perfect their appraisal rights under Section 82(e) and Sections 86 through 98 of the Massachusetts Business Corporation Law, would be cancelled and converted into the right to receive 0.45 shares of our common stock.

EFFECTS OF THE EXCHANGE OFFER AND THE MERGER

     General. Upon completion of the exchange offer and the merger, we would have complete control over the conduct of Thermedics' business and would have a 100% interest in the net book value and net earnings of Thermedics. In addition, we would receive the benefit of complete control over any future increases in the value of Thermedics and would bear the complete risk of any losses incurred in the operation of Thermedics and any decrease in the value of Thermedics. Our ownership of Thermedics, before the transactions contemplated by the exchange offer and the merger, totaled approximately 75.5%.

     Possible Effect of the Exchange Offer on the Market for Thermedics Common Stock. After the completion of the exchange offer and before the effective date of the merger, our exchange of shares of our common stock for shares of Thermedics common stock pursuant to the exchange offer would reduce the number of shares of Thermedics common stock that might otherwise trade publicly and may reduce the number of holders of shares of Thermedics common stock. These exchanges could adversely affect the liquidity and market value of the remaining shares of Thermedics common stock held by the public.

     American Stock Exchange Listing. If we complete the exchange offer and the merger, the shares of Thermedics common stock would not meet the requirements for continued listing on the American Stock Exchange and would be delisted. Assuming that the merger occurs shortly after the completion of the exchange offer, we do not expect the American Stock Exchange to delist the shares of Thermedics common stock until after the effective date of the merger. However, as discussed below, it is possible that the American Stock Exchange could take this action.

     The shares of Thermedics common stock may not meet the quantitative requirements for continued listing on the American Stock Exchange following the closing of the exchange offer and prior to the effective date of the merger. Whether the shares of Thermedics common stock meets those requirements will depend upon:

     - the aggregate market value and the number of shares of Thermedics common stock that we do not exchange for shares of our common stock pursuant to the exchange offer; and

     - the number of Thermedics public stockholders who are not affiliated with us.

     To be listed on the American Stock Exchange, an issuer must have at least 200,000 publicly held shares, held by at least 300 stockholders, with a market value of at least $1,000,000 and have stockholders' equity of at least $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years.

     If the shares of Thermedics common stock no longer meet the requirements for listing on the American Stock Exchange, it is possible that the shares would continue to trade in the over-the-counter market before the effective date of the merger and that price or other quotations might still be available from other sources. The extent of the public market for the shares of Thermedics common stock and the availability of such quotations would, however, depend upon such factors as:

     - the number of holders and/or the aggregate market value of such shares of Thermedics common stock remaining at the time;

     - the interest in maintaining a market in those shares of Thermedics common stock on the part of securities firms; and

     - the possible termination of registration of shares of Thermedics common stock under the Exchange Act, as described below.

     We cannot predict whether a reduction in the number of shares of Thermedics common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Thermedics common stock or whether it would cause future market prices to be greater or less than the price paid in the exchange offer and the merger.

     Exchange Act Registration. The shares of Thermedics common stock are currently registered under the Exchange Act. If we complete the exchange offer and the merger, Thermedics' reporting obligations under the Exchange Act would terminate.

     Before the effective date of the merger, the exchange of shares of Thermedics common stock for shares of our common stock pursuant to the exchange offer may result in the shares of Thermedics common stock becoming eligible for deregistration under the Exchange Act. Thermedics may apply to the SEC for termination of the registration of its common stock if the common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the shares of Thermedics common stock. See "-- American Stock Exchange Listing."

     If Thermedics terminates the registration of its common stock under the Exchange Act:

     - Thermedics would no longer be required to provide its stockholders with annual, quarterly and other reports under the Exchange Act;

     - Thermedics would no longer be required to comply with other provisions of the Exchange Act, such as the short-swing profit recovery provisions of
       Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions;

     - "affiliates" of Thermedics and persons holding "restricted securities" of Thermedics may be deprived of the ability to dispose of their securities pursuant to Rule 144 under the Securities Act; and

     - the shares of Thermedics common stock would no longer be "margin securities" or eligible for listing on the American Stock Exchange.

     We presently intend to cause Thermedics to terminate the registration of the shares of Thermedics common stock under the Exchange Act as soon after the completion of the exchange offer or the merger as the requirements for termination of registration are met.

     Margin Regulations. The shares of Thermedics common stock are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System. As a result, brokers are allowed to extend credit, known as purpose loans, on the collateral of shares of Thermedics common stock for the purpose of buying, carrying or trading in securities. If we complete the exchange offer and the merger, shares of Thermedics common stock would no longer be "margin securities." Following the exchange of shares of Thermedics common stock pursuant to the exchange offer and before the effective date of the merger, depending upon factors such as the number of record holders of the shares of Thermedics common stock and the number and market value of publicly held shares of Thermedics common stock, the shares of Thermedics common stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and you could not then use your shares of Thermedics common stock as collateral for purpose loans made by brokers. In addition, if Thermedics terminated the registration of shares of its common stock under the Exchange Act, the shares of its common stock would no longer constitute "margin securities."

     Treatment of Thermedics Options. Thermedics has issued options to acquire shares of its common stock pursuant to Thermedics' Equity Incentive Plan, Directors Stock Option Plan and Employees Equity Incentive Plan. In connection with the exchange offer and the merger, we would assume Thermedics' plans and each outstanding option under these plans. Each option that we assume would continue to have, and be subject to, substantially the same terms and conditions applicable to the option immediately before the effective date of the merger, except that:

     - each option would be exercisable, or would become exercisable in accordance with its terms, for that number of whole shares of our common stock equal to the product of the number of shares of Thermedics common stock that were issuable upon exercise of the option immediately before the effective date of the merger multiplied by the exchange ratio, rounded down to the nearest whole number of shares of our common stock; and

     - the per share exercise price for the shares of our common stock issuable upon exercise of such assumed option would be equal to the quotient determined by dividing the exercise price per share at which the option was exercisable immediately before the effective date of the merger by the exchange ratio, rounded up to the nearest whole cent.

     Treatment of Thermedics Employees' Stock Purchase Plan. In connection with the exchange offer and the merger, we would assume each outstanding option to purchase shares of Thermedics common stock under Thermedics' Employees' Stock Purchase Plan. Each stock option under the plan that we assume would continue to have, and be subject to, the same terms and conditions as set forth in the plan immediately before the effective date of the merger, except that:

     - the assumed stock option would be exercisable, or would become exercisable in accordance with its terms, for that number of whole shares of our common stock equal to the product of the number of shares of Thermedics common stock that were issuable upon exercise of the assumed stock option immediately before the effective date of the merger multiplied by the exchange ratio, rounded down to the nearest whole number of shares of our common stock;

     - the purchase price per share of our common stock would be the lower of:

        -- 85% of the per share market value of the shares of Thermedics common stock on the grant date of the assumed stock option divided by the exchange ratio, with the resulting price rounded up to the nearest whole cent; and

        -- 85% of the per share market value of our common stock as of the exercise date of the assumed stock option; and

     - the $25,000 limit under Section 9.2(i) of the plan would be applied by taking into account our assumption of the stock options in accordance with Section 423(b)(8) of the Internal Revenue Code of 1986 and regulations under that section.

     Treatment of Thermedics Deferred Compensation Plan for Directors. In connection with the exchange offer and the merger, we would assume Thermedics' deferred compensation plan for directors and the units for Thermedics common stock outstanding under the plan would be converted into shares of our common stock at the exchange ratio. Based on the units accumulated on January 1, 2000:

     - Mr. Brooks would receive 615 shares of our common stock;

     - Mr. Crisp would receive 4,486 shares of our common stock; and

     - Dr. Zervas would receive 4,663 shares of our common stock.

     Treatment of Thermedics Debentures. From and after the effective date of the merger, we would assume Thermedics' non-interest bearing convertible subordinated debentures due June 1, 2003 and its 2 7/8% convertible subordinated debentures due June 1, 2003. After we assume these debentures, they would be convertible into shares of our common stock, instead of Thermedics common stock. As of May 31, 2000, approximately $31.6 million principal amount of Thermedics' non-interest bearing debentures was outstanding and approximately $15.9 million principal amount of Thermedics' 2 7/8% debentures was outstanding. As of that date, the non-interest bearing debentures were convertible into a total of 965,881 shares of Thermedics common stock at a conversion price of $32.68 per share and the 2 7/8% debentures were convertible into a total of 1,061,830 shares of Thermedics common stock at a conversion price of $14.928 per share. After the merger, the non-interest bearing debentures would be convertible into a total of 434,647 shares of our common stock at a conversion price of $72.62 per share and the 2 7/8% convertible subordinated debentures would be convertible into a total of 477,824 shares of our common stock at a conversion price of $33.17 per share. Holders of these debentures would not have the right to require Thermedics to redeem their debentures as a result of the merger.

     Accounting Treatment. The exchange offer and the merger would be accounted for as the acquisition of a minority interest by us using the purchase method of accounting.

     Tax Consequences. For federal income tax purposes, your receipt of shares of our common stock pursuant to the exchange offer or the merger would be tax-free. However, you would be taxed upon your receipt of cash in lieu of fractional shares of our common stock in the exchange offer or the merger. See "Federal Income Tax Consequences."

CONDUCT OF THERMEDICS' BUSINESS AFTER THE EXCHANGE OFFER AND THE MERGER

     Following our reorganization, we plan to retain Thermedics' Thermo Sentron and Thermedics Detection businesses as part of our core measurement and detection instruments business. We expect to spin off some of the remaining Thermedics businesses as part of our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring and to sell the balance of those businesses. Thermedics has signed letters of intent to sell its remaining Thermo Voltek businesses for a total of approximately $10.6 million and is seeking a buyer for its Thermo Cardiosystems subsidiary, which manufactures implantable heart assist devices.

CONDUCT OF THERMEDICS' BUSINESS IF THE EXCHANGE OFFER IS NOT COMPLETED

     If we do not complete the exchange offer because, on the date the exchange offer expires, we do not own at least 90% of Thermedics' outstanding shares or because another condition to the exchange offer is not satisfied or waived, we expect that Thermedics' current management will continue to operate Thermedics' business substantially as presently operated. In that event, we may consider:

     - engaging in open market or privately negotiated purchases of shares of Thermedics common stock to increase our ownership of shares of Thermedics common stock to at least 90% of the outstanding shares of Thermedics common stock; or

     - proposing that we and Thermedics enter into a long-form merger agreement, which would require the approval of Thermedics' board of directors, and vote all of our shares of Thermedics common stock in favor of such merger.

     If we were to pursue either of these alternatives, it may take considerably longer for you to receive any consideration for your shares of Thermedics common stock, other than through sales in the open market, than if you had tendered your shares in the exchange offer. Any such transaction may result in proceeds per share to you that are more or less than the value of the shares of our common stock that we propose to issue in exchange for shares of Thermedics common stock in the exchange offer and the merger.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; EXPIRATION OF THE EXCHANGE OFFER

     Offer For All Outstanding Shares. We are offering to acquire all the shares of Thermedics common stock, par value $.10 per share, outstanding on the expiration date that we do not currently own.

     Exchange Ratio. We are offering to exchange 0.45 shares of our common stock for each outstanding share of common stock of Thermedics that Thermedics stockholders validly tender and do not properly withdraw.

     Fractional Shares. We will not issue fractional shares of our common stock in the exchange offer or the merger. Instead, we will pay an amount in cash equal to $19.50 for each whole share of our common stock in lieu of any fractional share that we would otherwise issue to you.

     Withdrawal Rights. You may withdraw shares that you have tendered at any time on or before June 29, 2000. If we extend the exchange offer, all shares of Thermedics common stock that you have previously tendered and not properly withdrawn would remain subject to the exchange offer, although you would have the right to withdraw your shares of Thermedics common stock. Unless we accept your shares for exchange on or before June 29, 2000, you may also withdraw shares that you have tendered and which we have not accepted for exchange at any time after that date. See "-- Withdrawal Rights."

     Expiration Date. This exchange offer will expire at 12:00 midnight, New York City time, on Thursday, June 29, 2000, unless we, in our sole discretion, extend the period during which the exchange offer is open.

     Extension of Expiration Date. If allowed by the rules of the SEC, we may extend the period during which the exchange offer is open. We may exercise this right in our sole discretion at any time and for any reason, including the failure to satisfy any of the conditions specified below under "-- Conditions Of The Exchange Offer." We can extend the period during which the exchange offer is open by providing oral or written notice to EquiServe, the depositary for the exchange offer. If we extend the period during which the exchange offer is open, we will make an announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer. Any extension would delay our acceptance for exchange and the actual exchange of any shares of Thermedics common stock that you tender.

     Termination, Amendment and Waiver. If allowed by the rules of the SEC, we may also, in our sole discretion, at any time before the exchange offer expires:

     - terminate the exchange offer and not accept for exchange, or exchange, any shares of Thermedics common stock if any of the conditions described in "-- Conditions Of The Exchange Offer" has not been satisfied or upon the occurrence and during the continuance of any of the events specified in "-- Conditions Of The Exchange Offer;" or

     - waive any condition or amend the exchange offer in any respect,

in each case by giving oral or written notice of termination, waiver or amendment to the depositary and by making a public announcement thereof. If we terminate or withdraw the exchange offer, we will promptly return any shares of Thermedics common stock that you have tendered. We may not delay acceptance for exchange, or the exchange, of any shares of Thermedics common stock upon the occurrence of any of the conditions specified in "-- Conditions Of The Exchange Offer" without extending the period during which the exchange offer is open.

     If the number of shares of Thermedics common stock tendered is insufficient to satisfy the minimum tender condition or any other condition specified in "-- Conditions Of The Exchange Offer" is not fulfilled by the expiration of the exchange offer, we may:

     - decline to exchange shares of our common stock for any of the shares of Thermedics common stock tendered, return to you all shares of Thermedics common stock that you tendered and terminate the exchange offer;

     - extend the exchange offer and retain all tendered shares of Thermedics common stock until the expiration of the exchange offer, as extended, subject to the terms and conditions of the exchange offer, including your rights to withdraw your shares of Thermedics common stock; or

     - waive or amend the condition and, subject to complying with the rules of the SEC, accept for exchange and exchange shares of our common stock for all shares of Thermedics common stock validly tendered.

     We will publicly announce any extension, termination or amendment of the exchange offer as promptly as practicable. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of shares of Thermedics common stock, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

     Material Change to Exchange Offer. If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, including by public announcement as described above, and extend the exchange offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which we will keep the exchange offer open following material changes in the terms of the exchange offer or information concerning the exchange offer, other than a change in price, a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes.

     With respect to a change in price or, subject to limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, we will keep the exchange offer open for a minimum ten business day period from the date of the change to allow for adequate dissemination to stockholders. Accordingly, if, before the exchange offer expires, we:

     - decrease the number of shares of Thermedics common stock sought in the exchange offer,

     - increase the consideration offered in the exchange offer, or

     - add a dealer's soliciting fee,

and if the exchange offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that we first publish, send or give to stockholders notice of such increase, decrease or addition, we will extend the exchange offer at least until the ten business day period expires. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or

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

federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Mailing of the Prospectus. Thermedics has provided us with its stockholder list and security position listings for the purpose of disseminating materials relating to the exchange offer to holders of shares of Thermedics common stock. We mailed a preliminary form of this prospectus and a related letter of transmittal and other relevant materials to record holders of shares of Thermedics common stock on May 1, 2000. We also furnished those materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appeared on Thermedics' stockholder list or who were listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Thermedics common stock.

     Subsequent Offering Period. Although we do not currently intend to, we may elect to provide a subsequent offering period. Any subsequent offering period would last between three and 20 business days after our acceptance of Thermedics shares in the exchange offer. We will comply with the requirements under Exchange Act Rule 14d-11 if we elect to provide a subsequent offering period. You will not have the right to withdraw any Thermedics shares that you tender during any subsequent offering period.

ACCEPTANCE FOR EXCHANGE AND EXCHANGE OF SHARES

     Timing of Exchange of Shares. Upon the terms and subject to the conditions of this exchange offer, including, if we extend or amend the exchange offer, the terms and conditions of any such extension or amendment, we will accept for exchange, and will exchange for shares of our common stock, all shares of Thermedics common stock validly tendered before the exchange offer expires and not properly withdrawn, including shares of Thermedics common stock validly tendered and not withdrawn during any extension of the exchange offer, if we extend the exchange offer, subject to the terms and conditions of the extension, promptly after the expiration of the exchange offer. In addition, subject to complying with Rule 14e-1 under the Exchange Act, we may, in our sole discretion, delay the acceptance for exchange or exchange of shares of Thermedics common stock to comply, in whole or in part, with any law.

     In all cases, we will exchange shares of our common stock for shares of Thermedics common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the depositary of:

     - certificates evidencing shares of Thermedics common stock or timely confirmation, known as a book-entry confirmation, of a book-entry transfer of shares of Thermedics common stock into the depositary's account at The Depository Trust Company pursuant to the procedures set forth below under "-- Procedures For Accepting The Exchange Offer And Tendering Shares;"

     - a properly completed and duly executed letter of transmittal, or a facsimile of that document, with any required signature guarantees, or an agent's message in connection with a book-entry transfer; and

     - any other documents required by the letter of transmittal.

Accordingly, we may issue shares of our common stock to tendering stockholders at different times if delivery of their shares of Thermedics common stock and other required documents occurs at different times.

     Agent's Message. The term "agent's message" means a message transmitted by The Depository Trust Company to, and received by, the depositary and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of Thermedics common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against such participant.

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

     Acceptance of Shares. For purposes of the exchange offer, we will have accepted for exchange, and thereby exchanged, shares of our common stock for shares of Thermedics common stock validly tendered and not properly withdrawn if, as and when we give oral or written notice to the depositary of our acceptance for exchange of such shares of Thermedics common stock pursuant to the exchange offer. Upon the terms and subject to the conditions of the exchange offer, we will issue shares of our common stock in exchange for shares of Thermedics common stock that we accept for exchange by depositing the total number of shares of our common stock issuable in exchange for shares of Thermedics common stock with the depositary.

     The depositary will act as agent for tendering stockholders for the purpose of receiving shares of our common stock and transmitting these shares to stockholders whose shares of Thermedics common stock we have accepted for exchange. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE MARKET VALUE OF SHARES OF OUR COMMON STOCK OR ON THE AMOUNT OF ANY CASH PAYABLE TO A TENDERING STOCKHOLDER IN LIEU OF FRACTIONAL SHARES OF OUR COMMON STOCK, REGARDLESS OF ANY EXTENSION OF THE EXCHANGE OFFER OR DELAY IN MAKING SUCH EXCHANGE. When we deposit shares of our common stock with the depositary for the purpose of issuing these shares to validly tendering stockholders, our obligation to make such exchange will be satisfied and from then on tendering stockholders must look solely to the depositary for the shares of our common stock owed to them by reason of the acceptance for exchange of shares of Thermedics common stock pursuant to the exchange offer.

     Shares Not Accepted For Exchange. If for any reason we do not accept any shares of Thermedics common stock that you tender pursuant to the terms and conditions of the exchange offer, or if you submit share certificates representing more shares of Thermedics common stock than you are tendering, we will return share certificates representing shares of Thermedics common stock that we do not accept for exchange or that you do not tender, without expense, to you. In the case of shares of Thermedics common stock that you tender by book-entry transfer, we will credit your account at The Depository Trust Company for any shares that we do not accept for exchange as promptly as practicable following expiration or termination of the exchange offer.

     Other Terms. If we increase the exchange ratio or otherwise increase the consideration in the exchange offer before the exchange offer expires, we will apply the higher rate or increased consideration to all shares of Thermedics common stock that you tender in the exchange offer, whether or not you tendered or we exchanged such shares of Thermedics common stock before we increased the exchange ratio or other consideration.

     We may transfer or assign to one or more of our affiliates our right to exchange shares of our common stock for shares of Thermedics common stock tendered pursuant to the exchange offer. We may exercise this right in whole or in part from time to time. If we exercise this right, we will still be required to comply with our obligations under the exchange offer. Your right to receive shares of our common stock in exchange for your shares of Thermedics common stock that you validly tender and that we accept for exchange pursuant to the exchange offer will not be prejudiced by any such transfer or assignment by us.

PROCEDURES FOR ACCEPTING THE EXCHANGE OFFER AND TENDERING SHARES

     General. Except as set forth below, for you to validly tender your shares of Thermedics common stock pursuant to the exchange offer, the depositary must receive either:

     - your letter of transmittal, or a facsimile of your letter of transmittal, properly completed and duly executed, together with any required signature guarantees, or

     - an agent's message in connection with a book-entry delivery of shares of Thermedics common stock, together with any other documents required by the letter of transmittal. The depositary must receive these documents at one of its addresses set forth on the back cover of this prospectus before the exchange offer expires. In addition, either

     - the depositary must receive share certificates evidencing your tendered shares of Thermedics common stock at one of the addresses set forth on the back cover of this prospectus or you must tender your shares of Thermedics common stock pursuant to the procedures for book-entry transfer set forth below, and the depositary must receive a book-entry confirmation, in each case before the exchange offer expires; or

     - you must comply with the guaranteed delivery procedures set forth below.

     We will not accept alternative, conditional or contingent tenders. We will not accept for exchange fractional shares of Thermedics common stock. By execution of the letter of transmittal included with this prospectus, or a facsimile of the letter of transmittal, you will waive any right to receive any notice of the acceptance for exchange of your shares of Thermedics common stock.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITORY TRUST COMPANY, IS AT YOUR SOLE OPTION AND RISK. EXCEPT AS OTHERWISE PROVIDED UNDER THIS HEADING "PROCEDURES FOR ACCEPTING THE EXCHANGE OFFER AND TENDERING SHARES," WE WILL TREAT YOUR SHARE CERTIFICATES, LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS AS DELIVERED ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF YOU USE THE MAIL FOR DELIVERY, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. Within two business days after the commencement date of the exchange offer, the depositary requested that The Depository Trust Company establish an account with respect to the shares of Thermedics common stock for purposes of the exchange offer, and the Depository Trust Company did so. Any financial institution that is a participant in the system of The Depository Trust Company may make book-entry delivery of your shares of Thermedics common stock by causing The Depository Trust Company to transfer your shares into the depositary's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for such transfer. Although you may deliver your shares of Thermedics common stock through book-entry transfer into the depositary's account at The Depository Trust Company, the depositary must receive:

     - your letter of transmittal, or a facsimile of your letter of transmittal, properly completed and duly executed, together with any required signature guarantees, or an agent's message, and

     - any other documents required by the letter of transmittal,

at one of its addresses set forth on the back cover of this prospectus before the exchange offer expires for you to validly tender your shares of Thermedics common stock pursuant to the exchange offer, or you must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY IN ACCORDANCE WITH THE DEPOSITORY TRUST COMPANY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Except as described below, a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of:

     - the Securities Transfer Agents Medallion Program,

     - the Stock Exchanges' Medallion Program, or

     - the New York Stock Exchange, Inc. Medallion Signature Program

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

must guarantee signature on your letter of transmittal. Each firm that is a member of these medallion programs is referred to in this prospectus as an "eligible institution." We will not require a signature guarantee on your letter of transmittal if:

     - you are the registered holder of shares of Thermedics common stock and do not complete either the box entitled "Special Delivery Instructions" or the box entitled "Special Issuance Instructions" on your letter of transmittal; or

     - you tender shares of Thermedics common stock for the account of an eligible institution.

For more information regarding these procedures, you should review Instruction 1 of the letter of transmittal.

     If your share certificates are registered in the name of a person other than the person who signs the letter of transmittal, or if you direct us to make payment or to return your share certificates for exchanged shares of Thermedics common stock to a person other than the registered holders, then the tendered share certificates must be endorsed or accompanied by appropriate stock powers signed exactly as the names of the registered holders appear on the share certificates, with the signatures on the share certificates or stock powers guaranteed by an eligible institution as provided above and in the letter of transmittal. See Instructions 1 and 5 of the letter of transmittal.

     Guaranteed Delivery. If you wish to tender shares of Thermedics common stock pursuant to the exchange offer and your share certificates are not immediately available or you cannot deliver all of the required documents to the depositary before the exchange offer expires or you cannot comply with the procedures for book-entry transfer on a timely basis, you may still tender your shares of Thermedics common stock, so long as all of the following conditions are satisfied:

     - you make your tender by or through an eligible institution;

     - the depositary receives a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, as provided below before the exchange offer expires; and

     - the depositary receives within three American Stock Exchange trading days after the date of execution of the notice of guaranteed delivery the share certificates, or a book-entry confirmation, for your tendered shares of Thermedics common stock, in proper form for transfer, in each case together with a properly completed and duly executed letter of transmittal, or a facsimile of a properly completed and duly executed letter of transmittal, with any required signature guarantees or, in the case of a book-entry transfer, an agent's message and any other documents required by the letter of transmittal.

You may deliver the notice of guaranteed delivery by hand or transmit it by telegram, facsimile transmission or mail to the depositary. You must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

     Timing for Exchange. In all cases, we will exchange shares of Thermedics common stock that you have tendered and we have accepted for exchange pursuant to the exchange offer only after timely receipt by the depositary of:

     - share certificates for Thermedics shares, or book-entry confirmation of the transfer of the shares of Thermedics common stock into the depositary's account at The Depository Trust Company;

     - a properly completed and duly executed letter of transmittal, or a facsimile of a properly completed and duly executed letter of transmittal, together with any required signature guarantees or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

Accordingly, tendering stockholders of Thermedics may receive shares of our common stock at different times depending upon when share certificates or book-entry confirmations for their shares of Thermedics common stock are received by the depositary.

     Backup Federal Income Tax Withholding. Under U.S. federal income tax laws, the depositary may be required to withhold 31% of the amount of any cash payments made to you in lieu of fractional shares of our common stock. To prevent backup federal income tax withholding with respect to any reportable cash payments made to you in the exchange offer, you must provide the depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal. See Instruction 9 of the letter of transmittal.

     Appointment as Proxy. By executing the letter of transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the letter of transmittal, each with full power of substitution with respect to any shares of Thermedics common stock you tendered, and with respect to any and all other shares of Thermedics common stock or other securities issued or issuable in respect of such shares of Thermedics common stock on or after May 1, 2000. This appointment will not be effective until we accept your tendered shares of Thermedics common stock for exchange and deposit shares of our common stock as the exchange consideration with the depositary. All such proxies will be irrevocable and coupled with an interest in your tendered shares of Thermedics common stock. When this appointment becomes effective, all other powers of attorney and proxies that you have given will be revoked, and you may not give any subsequent powers of attorney or proxies or execute any subsequent written consents and, if given or executed, we will treat them as ineffective.

     Upon our deposit of shares of our common stock as the exchange consideration with the depositary, our designees will, with respect to your shares of Thermedics common stock and other securities for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion consider proper. We may exercise these rights at any time Thermedics stockholders vote. We reserve the right to require that, for us to treat your shares of Thermedics common stock as validly tendered, we be able to exercise full voting and other rights of a record and beneficial holder immediately upon our acceptance for exchange of your shares of Thermedics common stock.

     Determination of Validity. We will determine all questions as to the validity, form, eligibility, including the time of receipt, and acceptance for exchange of any tendered shares of Thermedics common stock pursuant to any of the procedures described above. We will make these determinations in our sole discretion, and our determinations will be final and binding. We reserve the absolute right to reject any and all tenders of shares of Thermedics common stock that we determine are not in proper form or for which the acceptance of, or exchange for, may, in the opinion of our counsel, be unlawful.

     We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in the tender of any shares of Thermedics common stock, whether or not we waived similar defects or irregularities in the case of any other shares of Thermedics common stock. We will not treat your tender of shares of Thermedics common stock as validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns, the information agent, the depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretations of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

     OUR ACCEPTANCE FOR EXCHANGE OF YOUR SHARES OF THERMEDICS COMMON STOCK TENDERED PURSUANT TO THE PROCEDURES DESCRIBED ABOVE WILL BE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND CONDITIONS OF THIS EXCHANGE OFFER.

WITHDRAWAL RIGHTS

     General. Your tender of shares of Thermedics common stock pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw shares of Thermedics common stock that you tender in the exchange offer at any time before the exchange offer expires and, unless we have previously accepted these shares for exchange as provided in this prospectus, at any time after June 29, 2000. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw shares of Thermedics common stock that you tender in the subsequent offering period.

     Extensions.  If we:

     - extend the exchange offer,

     - are delayed in, or delay, our acceptance for exchange or the actual exchange of shares of our common stock for shares of Thermedics common stock, or

     - are unable for any reason to accept for exchange or exchange shares of Thermedics common stock,

then, without prejudice to our other rights under the exchange offer, the depositary, on our behalf, may nevertheless retain your tendered shares of Thermedics common stock and you may not exercise withdrawal rights except to the extent described in this section. We will extend the exchange offer to the extent required by law in the event of any extension or delay.

     Effectiveness of Withdrawal. For your withdrawal to be effective, the depositary must receive from you a written, telegraphic or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus. Your notice of withdrawal must include:

     - your name;

     - the number of shares of Thermedics common stock that you wish to withdraw; and

     - the name of the registered holder of the shares of Thermedics common stock that you wish to withdraw, if different from that of the person who tendered the shares of Thermedics common stock.

If you have delivered or otherwise identified your share certificates to the depositary, then, before the physical release of the share certificates, you must also submit the serial numbers shown on the share certificates to the depositary and you must have the signatures on the notice of withdrawal guaranteed by an eligible institution, unless the shares of Thermedics common stock have been tendered for the account of an eligible institution. If you tendered shares of Thermedics common stock pursuant to the procedures for book-entry transfer, as set forth above under "-- Procedures For Accepting The Exchange Offer And Tendering Shares," any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares of Thermedics common stock and must otherwise comply with the procedures of The Depository Trust Company.

     Revocation of Withdrawal. You may not revoke a withdrawal. We will treat any shares of Thermedics common stock properly withdrawn as not validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of Thermedics common stock at any time before the exchange offer expires by again following one of the procedures described above under "-- Procedures For Accepting The Exchange Offer And Tendering Shares."

     Validity of Withdrawals. We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns, the information agent, the depositary or any other person will be under any duty to notify you of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

CONDITIONS OF THE EXCHANGE OFFER

     We have the right to extend or amend the exchange offer in our sole discretion at any time before the exchange offer expires. In addition, we:

     - are not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, relating to our obligation to return tendered shares of Thermedics common stock promptly after termination or withdrawal of the exchange offer, exchange shares of our common stock for any tendered shares of Thermedics common stock; and

     - may delay the acceptance for exchange of or, subject to the restriction referred to above, the exchange of, any tendered shares of Thermedics common stock.

     Minimum Number of Shares. We may amend or terminate the exchange offer if we would not own at least 90% of the outstanding shares of Thermedics common stock immediately following the closing of the exchange offer. As of May 31, 2000, we owned approximately 75.5% of the outstanding shares of Thermedics common stock. Assuming that optionholders exercised all outstanding Thermedics stock options and debenture holders did not convert any of Thermedics' convertible subordinated debentures into Thermedics common stock, we would have owned approximately 72.6% of the outstanding shares of Thermedics common stock at that date. As of June 27, 2000, Thermedics stockholders had tendered and not withdrawn 7,819,840 shares, or 18.6% of the outstanding shares, of Thermedics common stock pursuant to this exchange offer. These shares may be withdrawn at any time before the exchange offer expires.

     Other Conditions. In addition, we may amend or terminate the exchange offer at any time on or after May 1, 2000 and before the time of acceptance of the shares of Thermedics common stock for exchange in the exchange offer if any of the following events shall occur:

     - any change occurs in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, cash flows, operations, licenses, franchises or results of operations of Thermedics or its subsidiaries which has a material adverse effect on Thermedics and its subsidiaries taken as a whole;

     - any "governmental entity," including a government or governmental authority or agency, whether domestic, foreign or supranational, institutes or threatens any action, proceeding, application, claim or counterclaim, seeks or obtains any judgment, order or injunction, or takes any other action, which:

       -- challenges the acquisition by us or any of our affiliates of any shares of Thermedics common stock pursuant to the exchange offer or the merger, restrains, prohibits or materially delays the making or consummation of the exchange offer or the merger, prohibits the performance of any of the contracts or other arrangements entered into by us or any of our affiliates in connection with the acquisition of the shares of Thermedics common stock or Thermedics, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the exchange offer or the merger;

       -- seeks to prohibit or limit materially the ownership or operation by us, any of our affiliates or Thermedics of all or any material portion of our business or assets or the businesses or assets of our affiliates or of Thermedics and its subsidiaries, or to compel us, any of our affiliates or Thermedics to dispose of or to hold separate all or any material portion of our, any of our affiliates' or Thermedics' or its subsidiaries' businesses or assets as a result of the transactions contemplated by the exchange offer or the merger;

       -- seeks to impose any material limitation on the ability of us, any of our affiliates or Thermedics to conduct Thermedics' or its subsidiaries' businesses or to own Thermedics' or its subsidiaries' assets;

       -- seeks to impose or confirm any material limitation on the ability of us or any of our affiliates to acquire or hold, or to exercise full rights of ownership of, any shares of Thermedics common stock, including the right to vote such shares of Thermedics common stock on all matters properly presented to the stockholders of Thermedics;

       -- seeks to require us or any of our affiliates to divest all or any of our shares of Thermedics common stock; or

       -- otherwise has resulted in or has a reasonable likelihood of resulting in a material adverse effect on our, any of our affiliates' or Thermedics' business, financial condition, results of operation or prospects;

     - any statute, rule or regulation is enacted, promulgated, entered, enforced or treated as applicable to the exchange offer or the merger, or any other action is taken by any governmental entity or court, that results in, directly or indirectly, any of the consequences referred to in the first four sub-bullets of the preceding bullet;

     - any preliminary or permanent judgment, order, decree, ruling or injunction is entered or issued, or any other action is taken by any governmental entity or court, whether on its own initiative or the initiative of any other person, which:

       -- restrains, prohibits or materially delays the making or completing of the exchange offer or the merger, prohibits the performance of any of the contracts or other arrangements entered into by us or any of our affiliates in connection with the acquisition of the shares of Thermedics common stock or Thermedics or otherwise directly or indirectly materially adversely affects the exchange offer or the merger;

       -- prohibits or limits materially the ownership or operation by us, any of our affiliates or Thermedics of all or any material portion of our business or assets or the businesses or assets of our affiliates or of Thermedics and its subsidiaries, or compels us, any of our affiliates or Thermedics to dispose of or to hold separate all or any material portion of our, any of our affiliates' or Thermedics' or its subsidiaries' businesses or assets as a result of the transactions contemplated by the exchange offer or the merger;

       -- imposes any material limitation on the ability of us or any of our affiliates to conduct Thermedics' or its subsidiaries' businesses or to own Thermedics' or its subsidiaries' assets;

       -- imposes or confirms any material limitation on the ability of us or any of our affiliates to acquire or hold, or to exercise full rights of ownership of, any shares of Thermedics common stock, including the right to vote such shares of Thermedics common stock on all matters properly presented to the stockholders of Thermedics;

       -- requires us or any of our affiliates to divest of all or any of our shares of Thermedics common stock; or

       -- otherwise has resulted in or has a reasonable likelihood of resulting in a material adverse effect on our, any of our affiliates' or Thermedics' business, financial condition, results of operation or prospects;

     - any action, proceeding, application, claim or counterclaim is instituted or pending before any governmental entity or court, or any judgment, order or injunction is sought or any other action is taken by any person or entity, other than a governmental entity, which:

       -- challenges the acquisition by us or any of our affiliates of any shares of Thermedics common stock pursuant to the exchange offer or the merger, restrains, prohibits or materially delays the making or consummation of the exchange offer or the merger, prohibits the performance of any of the contracts or other arrangements entered into by us or any of our affiliates in connection with the acquisition of the shares of Thermedics common stock, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the exchange offer or the merger;

       -- seeks to prohibit or limit materially the ownership or operation by us, any of our affiliates or Thermedics of all or any material portion of our business or assets or the businesses or assets of our affiliates or of Thermedics and its subsidiaries, or to compel us, any of our affiliates or Thermedics to dispose of or to hold separate all or any material portion of our, any of our affiliates' or Thermedics' or its subsidiaries' businesses or assets as a result of the transactions contemplated by the exchange offer or the merger;

       -- seeks to impose any material limitation on the ability of us, any of our affiliates or Thermedics to conduct Thermedics' or its subsidiaries' businesses or to own Thermedics' and its subsidiaries' assets;

       -- seeks to impose or confirm any material limitation on the ability of us or any of our affiliates to acquire or hold, or to exercise full rights of ownership of, any shares of Thermedics common stock, including the right to vote such shares of Thermedics common stock on all matters properly presented to the stockholders of Thermedics;

       -- seeks to require us or any of our affiliates to divest of all or any of our shares of Thermedics common stock; or

       -- otherwise has resulted in or, in our reasonable discretion, has a reasonable likelihood of resulting in a material adverse effect on our, any of our affiliates' or Thermedics' business, financial condition, results of operation or prospects;

      and which in the case of the first five sub-bullets of this bullet is successful or we determine, in our reasonable discretion, has a reasonable likelihood of being successful;

     - the registration statement of which this prospectus is a part does not become effective under the Securities Act of 1933 or is the subject of any stop order or proceedings seeking a stop order;

     - the shares of our common stock issuable to Thermedics stockholders in the exchange offer and the merger and the shares issuable upon the exercise of options to purchase shares of our common stock or the conversion of debentures convertible into our common stock are not approved for listing on the New York Stock Exchange, subject to official notice of issuance;

     - any general suspension of trading in, or limitation on prices for, securities occurs on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours;

     - any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans occurs;

     - any material limitation by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States occurs that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans;

     - any commencement of a war involving the United States or any commencement of armed hostilities or other national or international circumstance involving the United States occurs that has a material adverse effect on bank syndication or financial markets in the United States; or

     - in the case of any occurrence described in the previous four bullets that existed on or at the time of the commencement of the exchange offer, a material acceleration or worsening of that occurrence; which in our reasonable judgment, in any case and regardless of the circumstances giving rise to the condition, makes it inadvisable to proceed with the exchange offer or with acceptance of shares of

       Thermedics common stock for exchange or exchanges of shares of our common stock for shares of Thermedics common stock.

     Conditions Solely for Our Benefit. The foregoing conditions are for our sole benefit and we may assert them regardless of any circumstances giving rise to any condition. We may waive these conditions in whole or in part, at any time and from time to time before the exchange offer expires, in our reasonable discretion. Our failure, or the failure of any of our affiliates, at any time to exercise any of the foregoing rights will not constitute a waiver of any right. We will treat each right as an ongoing right which may be asserted at any time and from time to time before the exchange offer expires.

LEGAL MATTERS; REGULATORY APPROVALS

     General. Except as described below, we are not aware of any license or regulatory permit that appears to be material to the business of Thermedics and its subsidiaries and may be adversely affected by our acquisition of shares of Thermedics common stock in the exchange offer or the merger.

     Except as described in this section, we are not aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that we must obtain in connection with our acquisition of shares of Thermedics common stock as contemplated in this prospectus. Should any other similar approval or action be required, we currently contemplate seeking that approval or action. We cannot assure you that we could obtain any other approval or action, if needed, without substantial conditions or costs or that adverse consequences would not result to our or Thermedics' business if we do not obtain any other required approvals or actions. Our obligation under the exchange offer to accept for exchange and exchange shares of Thermedics common stock is subject to a number of conditions, including conditions relating to the legal matters discussed in this section. See "-- Conditions Of The Exchange Offer."

     Antitrust. We believe that the exchange offer and the merger are exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, we cannot assure that a challenge to the exchange offer and the merger on antitrust grounds will not be made or, if such challenge is made, what the result will be.

     Foreign Approvals. Thermedics conducts business in a number of foreign countries and jurisdictions. In connection with our acquisition of shares of Thermedics common stock pursuant to the exchange offer or the merger, we and/or Thermedics may be required to file information with, or obtain the approval or consent of, governmental authorities in those foreign countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Thermedics' operations conducted in such countries and jurisdictions as a result of our acquisition of the shares of Thermedics common stock pursuant to the exchange offer or the merger of Thermedics into Thermo Electron.

     If foreign approvals or consents are required, we intend to make the appropriate filings and applications. We do not know if or when we will obtain any required foreign approvals or consents for which we file or apply. In addition, we may be unable to cause Thermedics or its subsidiaries to satisfy or comply with foreign laws. Noncompliance may have adverse consequences for Thermedics or its subsidiaries after the exchange of shares of our common stock for shares of Thermedics common stock pursuant to the exchange offer or the merger.

     State Anti-Takeover Statutes. Chapters 110C, 110D and 110F of the General Laws of the Commonwealth of Massachusetts prohibit, restrict or impose procedural and disclosure requirements with respect to the acquisition of more than 5% of the outstanding shares of a Massachusetts corporation, such as Thermedics, and with respect to take-over bids and business combinations involving a Massachusetts corporation. Thermedics, through a provision in its bylaws, has elected to "opt out" of the prohibitions and restrictions of Chapter 110D. We believe that neither the exchange offer nor the merger is adversely affected by these statutes.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting the statute's requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in that state and were incorporated there.

     Thermedics, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted anti-takeover laws. We do not know whether any of these laws will, by their terms, apply to the exchange offer or the merger, and we have not necessarily complied with any such laws. Should any person seek to apply any state anti-takeover law to the exchange offer or the merger, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state anti-takeover laws is applicable to the exchange offer or the merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the exchange offer or the merger, we may be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for exchange any shares of Thermedics common stock tendered pursuant to the exchange offer, or be delayed in continuing or consummating the exchange offer. In any such case, we may not be obligated to accept for exchange any shares of Thermedics common stock tendered. See "-- Conditions Of The Exchange Offer."

DIVIDENDS AND DISTRIBUTIONS

     If, on or after May 1, 2000, Thermedics should declare or pay any dividend or other distribution, including without limitation the issuance of additional shares of Thermedics common stock pursuant to any stock dividend or stock split or the issuance of rights for the purchase of any securities, with respect to the shares of Thermedics common stock, and the dividend or distribution is payable or distributable to stockholders of record on a date occurring before the transfer to our name or the name of our nominees or transferees on Thermedics' stock transfer records of the shares of Thermedics common stock acquired pursuant to the exchange offer, then, without prejudice to our rights described in "-- Conditions Of The Exchange Offer":

     - in the event of a cash dividend or distribution, the exchange ratio per share will be reduced by multiplying the exchange ratio by a fraction the numerator of which is $8.9375, the closing market price of the Thermedics common stock on March 7, 2000, minus the amount of the cash dividend or distribution and the denominator is $8.9375; and

     - in the event of a non-cash dividend or distribution, you will be required to deliver promptly and transfer to the depositary for our account any non-cash dividend or distribution, including additional shares of Thermedics common stock, together with appropriate documentation of transfer. Pending your remittance or appropriate assurance of your remittance, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right, and may withhold all of the shares of our common stock issuable to you in the exchange offer or reduce the exchange ratio by multiplying the exchange ratio by a fraction, the numerator of which is $8.9375, the closing price of the Thermedics common stock on March 7, 2000, minus the value of such non-cash dividend, distribution or right, as determined by us in our sole discretion, and the denominator of which is $8.9375.

     If, on or after May 1, 2000, Thermedics should split the shares of its common stock or combine or otherwise change the shares of its common stock or its capitalization, then, without prejudice to our rights described in "-- Conditions Of The Exchange Offer," we may make appropriate adjustments to reflect such split, combination or change in the exchange ratio and other terms of the exchange offer, including without limitation the number or type of securities we are offering in exchange for Thermedics common stock.

FEES AND EXPENSES

     J.P. Morgan Securities Inc. and The Beacon Group Capital Services, LLC are acting as our financial advisors in connection with the exchange offer and the merger involving Thermedics described in this prospectus.

     In October 1999, we engaged The Beacon Group as our financial advisor in connection with our proposed acquisition of the outstanding shares held by public stockholders in our subsidiaries that had public stockholders. We paid The Beacon Group $500,000 in fees for services that The Beacon Group rendered pursuant to that engagement in connection with our acquisition of the outstanding publicly-held shares of common stock of ThermoTrex Corporation and ThermoLase Corporation.

     Pursuant to our letter agreement with J.P. Morgan and The Beacon Group, dated January 17, 2000, we agreed to pay each of J.P. Morgan and The Beacon Group a fee of $500,000 for its services in connection with the exchange offer and the merger involving Thermedics described in this prospectus. In addition, we will reimburse J.P. Morgan and The Beacon Group for expenses incurred in connection with these transactions. The letter agreement also relates to our overall reorganization and provides for separate fees for services with respect to other elements of our reorganization. These other fees include a minimum retainer for each of J.P. Morgan and The Beacon Group of $1.25 million. The engagement letter provides for substantial additional compensation if we complete some or all of the other elements of our reorganization. We have agreed to indemnify J.P. Morgan and The Beacon Group and their affiliates against liabilities relating to their engagement by us, including liabilities under the federal securities laws.

     We have retained D.F. King & Co. to act as the information agent and EquiServe to act as the depositary in connection with the exchange offer. The information agent may contact holders of shares of Thermedics common stock by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the exchange offer material to beneficial owners. Each of the information agent and the depositary will receive reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities and expenses in connection with the exchange offer, including liabilities under U.S. federal securities laws.

     We will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of shares of Thermedics common stock in the exchange offer, other than to the information agent. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     The following is an estimate of the fees and expenses that we expect to incur in connection with the exchange offer and the merger:


Financial Advisors..........................................  $1,000,000
Legal.......................................................     250,000
Printing....................................................     100,000
Listing Fee.................................................      25,650
Filing......................................................      25,629
Depositary..................................................      10,000
Information Agent, including mailing........................      15,000
Miscellaneous...............................................      23,721
                                                              ----------
                                                              $1,450,000
                                                              ==========

     We will pay these fees and expenses, including any cash paid for fractional shares, out of cash that we currently hold. Thermedics will not pay any of the fees and expenses to be incurred by us in connection with the exchange offer.

STOCK EXCHANGE LISTING

     Our common stock is listed on the New York Stock Exchange. We will make an application as necessary to list on the New York Stock Exchange the common stock that we will issue pursuant to the exchange offer and the merger. We will not accept for exchange, or exchange for shares of our common stock, any shares of common stock of Thermedics or complete the merger unless the following shares of our common stock are approved for listing on the New York Stock Exchange, subject to official notice of issuance:

     - the shares issuable to Thermedics stockholders in the exchange offer and the merger;

     - the shares issuable upon the exercise of options to purchase shares of Thermedics common stock that we assume in connection with the exchange offer and the merger; and

     - the shares issuable upon the conversion of the Thermedics convertible debentures that we assume in connection with the exchange offer and the merger.

                          MARKET PRICES AND DIVIDENDS

PRICE RANGE OF SHARES OF OUR COMMON STOCK AND OF THERMEDICS COMMON STOCK

     Our common stock is listed on the New York Stock Exchange under the symbol "TMO." Thermedics' common stock is listed on the American Stock Exchange under the symbol "TMD." The following table sets forth the high and low sales prices per share of our common stock and of Thermedics common stock, as reported in publicly available sources for each of the periods indicated.

                                                            THERMO ELECTRON         THERMEDICS
                                                            ----------------      --------------
                                                            HIGH        LOW       HIGH      LOW
                                                            -----      -----      ----      ----
Fiscal Year Ended January 2, 1999:
  First Quarter.......................................       43 5/16    36 5/8     17 7/8    14 5/8
  Second Quarter......................................       41 15/16   30 3/4     17 15/16  12 5/16
  Third Quarter.......................................       35 3/16    14 3/16    13 9/16    7 1/4
  Fourth Quarter......................................       20 1/16    13 9/16    11 1/4     6 5/8
Fiscal Year Ended January 1, 2000:
  First Quarter.......................................       18 3/16    13 3/8     11 3/8     6 1/2
  Second Quarter......................................       20 1/4     12 1/2      9 5/16    6 1/8
  Third Quarter.......................................       19 11/16   13 1/8      9 5/8     5 5/8
  Fourth Quarter......................................       16 1/8     12 3/4      7         4 3/4
Fiscal Year Ending December 30, 2000:
  First Quarter.......................................       26 7/8     14         11 1/4     5 3/16
  Second Quarter, through June 27, 2000...............       21 7/16    17 3/4      8 3/4     7 3/8

     As of June 27, 2000, there were 8,005 holders of record and in excess of 36,400 beneficial owners of the shares of our common stock. As of June 27, 2000, there were 1,963 holders of record and in excess of 6,000 beneficial owners of shares of Thermedics common stock.

     On January 28, 2000, the last full trading day prior to the public announcement of our intention to commence the exchange offer, the closing sale price per share of Thermedics common stock, as reported on the American Stock Exchange, was $6.125. On March 7, 2000, the day prior to our announcement of the exchange ratio, the closing sale price per share of Thermedics common stock, as reported on the American Stock Exchange, was $9.0625.

     YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF OUR COMMON STOCK AND THERMEDICS COMMON STOCK.

DIVIDENDS

     Neither we nor Thermedics has ever declared or paid any cash dividends in respect of our or their common stock.

                          THE MERGER; APPRAISAL RIGHTS

THE MERGER

     If we complete the exchange offer, we will cause Thermedics to merge with and into Thermo Electron in accordance with the Massachusetts Business Corporation Law, Chapter 156B of the Massachusetts General Laws, and the Delaware General Corporation Law. Upon the effective date of this merger, each share of Thermedics common stock issued and outstanding immediately prior to the effective date of the merger, other than shares owned by us and shares held by Thermedics' public stockholders, if any, who are entitled to and who properly exercise their dissenters' rights under the Massachusetts Business Corporation Law, as described below under "-- Appraisal Rights," will be cancelled and converted into a right to receive 0.45 shares of our common stock for each share of Thermedics common stock. Thermedics stockholders will also be entitled to receive cash in lieu of the issuance of fractional shares of our common stock in an amount equal to $19.50 for each whole share of our common stock. As a result of the merger, Thermedics will cease to exist as a separate legal entity, and we will own all of Thermedics' assets.

     Under the Massachusetts Business Corporation Law and the Delaware General Corporation Law, if we hold at least 90% of the outstanding shares of Thermedics common stock, we may effect the merger without a vote of Thermedics' board of directors or Thermedics' other stockholders. We intend to take all necessary and appropriate action to cause the merger to become effective as promptly as practicable after we complete the exchange offer, and without a meeting of the Thermedics' stockholders.

APPRAISAL RIGHTS

     Under the Massachusetts Business Corporation Law, stockholders of Thermedics who tender their shares of Thermedics common stock in the exchange offer may not exercise appraisal rights. If we complete the merger, then stockholders of Thermedics who do not tender their shares of Thermedics common stock to us pursuant to the exchange offer would have the right to demand an appraisal of the fair value of their shares of Thermedics common stock in accordance with the provisions of Section 82(e) and Sections 86 through 98 of the Massachusetts Business Corporation Law. These sections set forth the rights and obligations of stockholders of Thermedics demanding an appraisal and the procedures to be followed.

     The Appraisal Statute. Under Massachusetts law, if you follow the procedures of Section 82(e) and Sections 86 through 98, you will be entitled to have a court appraise the fair value of your shares and to have us pay the fair value of your shares together with interest. The following is a summary of
Section 82(e) and Sections 86 through 98 of the Massachusetts Business Corporation Law. We qualify this summary in its entirety by reference to the full text of Section 82(e) and Sections 86 through 98. Annex B sets forth the full text of these sections of the Massachusetts Business Corporation Law. If you fail to follow these procedures, you will lose your appraisal rights. Consequently, you should carefully review Annex B and consult your legal advisor if you would like to exercise your appraisal rights.

     You should execute any demand for appraisal in your name, as it appears on your stock certificates. If you own shares in a fiduciary capacity, such as in a capacity as a trustee, guardian or custodian, you should execute the demand in that capacity. If more than one person owns the shares, as in a joint tenancy or tenancy in common, all of the joint owners should execute the demand. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting for such owner or owners.

     A record holder such as a broker who holds shares of Thermedics common stock as a nominee for beneficial owners, some of whom desire to demand appraisal, is required to exercise appraisal rights on behalf of those beneficial owners. In this case, the written demand for appraisal should set forth the number of shares covered by it. Unless a demand for appraisal specifies a number of shares, we will treat the demand as applying to all of the shares held in the name of the record holder. If you beneficially own shares through a nominee, you may also notify us of such beneficial ownership and your intention to exercise appraisal rights before we mail the notice discussed below.

     Required Notice and Demand. Within ten days following the consummation of the merger, we would notify the Thermedics stockholders of record of:

     - the effective date of the merger;

     - the terms and conditions of the merger; and

     - the availability of appraisal rights under Section 82(e) and Sections 86 through 98.

If you are entitled to appraisal rights, you would have the right, within 20 days after the date of mailing of the required notice, to demand in writing from us an appraisal of your shares of Thermedics common stock. Any demand that reasonably informs us of your identity and your intent to demand an appraisal of the fair value of your shares would be sufficient. Failure to make such a timely demand would foreclose your right to appraisal.

     You can withdraw your demand for appraisal only with our approval. If you withdraw your demand for appraisal, you would be entitled to receive 0.45 shares of our common stock for each share of Thermedics common stock plus cash in lieu of the issuance of fractional shares of our common stock in an amount equal to $19.50 per whole share, without interest.

     If, following the merger, you perfect a demand for payment of your shares of Thermedics common stock as provided above, and if we reach agreement with you on the fair value of the shares, we will pay you the fair value of the shares within 30 days after the expiration of the 20-day period during which the demand for appraisal may be made.

     The Court's Determination. If within that 30-day period we cannot reach agreement with you on the fair value of your shares of Thermedics common stock, either of us may elect to have the fair value of the shares of all dissenting stockholders determined through judicial proceedings in the Massachusetts Superior Court for Middlesex County within four months after the 30-day period has expired. We are not under any obligation, and have no present intention, to elect to have the fair value of the shares of all dissenting stockholders determined through judicial proceedings.

     Although Massachusetts courts have broad discretion in determining the fair value of stock of dissenting stockholders, Massachusetts courts have generally used a weighted average of the market, earnings and asset values for the stock. The Massachusetts Supreme Judicial Court has recently held that this method is an appropriate, but not mandated, approach to determining the fair value of stock of dissenting stockholders. The trial judge may determine the appropriate valuation method to apply. The Massachusetts Business Corporation Law requires us to pay a fair rate of interest on any award determined by the Court from the date our board of directors votes to approve the merger.

     If:

     - you do not file a suit to determine the value of your shares of Thermedics common stock within four months of the expiration of the 30-day period during which we and any dissenting stockholders would try to reach agreement on the value of the dissenters' shares,

     - any suit you file to determine the value of your shares of Thermedics common stock is dismissed, or

     - you withdraw your demand in writing with our written approval,

then you would only have the right to receive the consideration of 0.45 shares of our common stock for each share of Thermedics common stock we offered in the merger.

     Under Massachusetts statutory law, your right to receive payment for your shares in the manner provided by Section 82(e) and Sections 86 through 98 of the Massachusetts Business Corporation Law is your exclusive remedy if you object to the merger, except if you object to the merger on the grounds that completing the merger will be or is illegal or fraudulent. In addition, the Massachusetts Supreme Judicial Court has held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal in cases involving breaches of fiduciary duty.

     If you are considering seeking appraisal, you should bear in mind that the fair value of your shares determined under Section 82(e) and Sections 86 through 98 of the Massachusetts Business Corporation Law could be more, the same or less than the consideration you would have received in the merger.

     Consequences of a Demand for Appraisal. After the effective date of the merger, you would not be entitled to vote your shares for any purpose and would not be entitled to receive payment of dividends or other distributions in respect of your shares of Thermedics common stock.

     For federal income tax purposes, stockholders who receive cash for their shares of Thermedics common stock upon exercise of dissenters' rights will realize taxable gain or loss. See "Federal Income Tax Consequences."

     THE FOREGOING SUMMARY IS NOT A COMPLETE STATEMENT OF THE PROCEDURES THAT YOU MUST FOLLOW TO EXERCISE YOUR DISSENTING APPRAISAL RIGHTS. THE FULL TEXT OF THE MASSACHUSETTS APPRAISAL STATUTE IS ATTACHED TO THIS PROSPECTUS AS ANNEX B. YOU SHOULD READ ANNEX B IN ITS ENTIRETY BECAUSE FAILING TO COMPLY WITH THE PROCEDURES SET FORTH IN THE MASSACHUSETTS APPRAISAL STATUTE WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

                        FEDERAL INCOME TAX CONSEQUENCES

     This section summarizes the important federal income tax consequences of the exchange offer and the merger to you. This summary is based on the current Internal Revenue Code, Treasury regulations and administrative rulings and court decisions, all of which can change. If there are any changes to the Internal Revenue Code, those regulations or those rulings and decisions, the tax consequences to you might change. Any changes could be retroactive.

     You should know that this summary does not deal with all federal income tax considerations that may be relevant to you because of your particular circumstances. Some examples of circumstances that would involve different federal income tax consequences are if you:

     - were a dealer in securities;

     - were an insurance company or financial institution;

     - were a foreign person or entity;

     - do not hold your Thermedics common stock as a capital asset; or

     - acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions.

     In addition, the following discussion does not address the tax consequences of the exchange offer and the merger under foreign, state or local tax laws. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     In connection with the exchange offer and merger, Hale and Dorr LLP, our legal counsel, has rendered a tax opinion to Thermedics that the exchange offer and the merger of Thermedics into us should be treated as one integrated transaction that will qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code. We and Thermedics gave Hale and Dorr information about the exchange offer and the merger. Hale and Dorr based their tax opinion on that information. In addition, Hale and Dorr assumed some facts in giving their tax opinion, and their opinion contains various qualifications and limitations. We have filed Hale and Dorr's tax opinion as an exhibit to the registration statement of which this prospectus is a part. Subject to the assumptions, limitations and qualifications in the tax opinion, Hale and Dorr is of the opinion that the exchange offer and the merger should result in the following federal income tax consequences:

     - You will not recognize any gain or loss solely upon the exchange of your shares of Thermedics common stock for our common stock pursuant to the exchange offer or the merger, except for any cash you receive in lieu of fractional shares of our common stock.

     - Your aggregate tax basis in our common stock that you receive pursuant to the exchange offer or the merger will be the same as your aggregate tax basis in the Thermedics common stock that you tendered, reduced by the amount of any tax basis attributable to any fractional shares that you do not actually receive.

     - Your holding period for our common stock that you receive pursuant to the exchange offer or the merger will include the period for which you held the Thermedics common stock that you exchange for our common stock, if you held the Thermedics common stock as a capital asset at the time of the exchange.

     - Cash payments that you receive in lieu of a fractional share will be treated as if that fractional share of our common stock had been issued pursuant to the exchange offer or the merger and then redeemed by us. You generally will recognize gain or loss upon any cash you so receive measured by the difference, if any, between the amount of cash you receive and your basis in that fractional share.

     - Neither we nor Thermedics will recognize gain or loss directly as a result of the exchange offer or the merger.

     We will not, and Thermedics will not, request a ruling from the Internal Revenue Service in connection with the exchange offer or the merger. You should be aware that Hale and Dorr's tax opinion will not bind the Internal Revenue Service. Hale and Dorr relied upon many factual representations by us in rendering its tax opinion and, in particular, upon our representation that if the exchange offer is successful, we will cause the merger of Thermedics with and into us to occur.

     Hale and Dorr's tax opinion does not address or consider the tax effect on you of our proposed spin-offs of our business that serves the healthcare industry with a range of medical products for diagnosis and monitoring and our paper recycling and papermaking equipment business. In that regard, we have requested a ruling from the Internal Revenue Service regarding the tax consequences of the spin-offs. We expect to proceed with the spin-offs only if we receive a ruling that the spin-offs will qualify under Section 355 of the Internal Revenue Code. Accordingly, if the spin-offs occur, we anticipate that the ruling we receive from the Internal Revenue Service will address the tax consequences of the spin-offs to our stockholders, including those stockholders who received their shares pursuant to the exchange offer or the merger. Any ruling that we receive from the Internal Revenue Service may provide that the spin-offs could be taxable to some or all of our stockholders, including the prior stockholders of Thermedics who received our common stock pursuant to the exchange offer or the merger.

     A successful challenge by the Internal Revenue Service to the reorganization status of the exchange offer and the merger would result in your recognizing taxable gain or loss on each share of Thermedics common stock that you exchange in the exchange offer or receive in the merger. The amount of gain or loss would be equal to the difference between your basis in that share and the fair market value, as of the effective time of the exchange, of our common stock that you received in exchange for that share. In such event, a stockholder's aggregate basis in our common stock so received would equal its fair market value as of the effective time of the exchange, and the stockholder's holding period for such stock would begin the day after the exchange.

          COMPARISON OF THE RIGHTS OF HOLDERS OF OUR COMMON STOCK AND
                THE RIGHTS OF HOLDERS OF THERMEDICS COMMON STOCK

     Upon completion of the exchange offer and the merger, stockholders of Thermedics will become stockholders of Thermo Electron, rather than stockholders of Thermedics. Thermo Electron's charter and bylaws will govern your rights as a stockholder of Thermo Electron. Our charter and bylaws differ in some important respects from Thermedics' charter and bylaws. In addition, Thermedics is incorporated under the laws of the Commonwealth of Massachusetts, and the rights of Thermedics stockholders are currently governed by Chapter 156B of the Massachusetts General Laws, which is referred to in this prospectus as the Massachusetts Business Corporation Law. We are incorporated under the laws of the State of

Delaware. As Thermo Electron stockholders, the Delaware General Corporation Law will govern the rights of former Thermedics stockholders.

     The following is a comparison of:

     - the current rights of Thermedics stockholders under Thermedics' charter and bylaws and the Massachusetts Business Corporation Law, and

     - the rights Thermedics stockholders would have as Thermo Electron stockholders under Thermo Electron's charter and bylaws and the Delaware General Corporation Law after the completion of the offer and the merger.

The comparison summarizes the material differences but does not list all differences between the rights of Thermo Electron stockholders and Thermedics stockholders.

                                      THERMO ELECTRON                                THERMEDICS
                          ---------------------------------------      ---------------------------------------
BOARD OF DIRECTORS
Classified Board          Divided into three classes, as nearly        Consists of single class serving a
                          equal in number as possible, with each       one-year term.
                          class serving a staggered three-year
                          term.

Removal of Directors      Directors may be removed for cause           Directors may be removed, with or
                          only, at any special or annual meeting,      without cause, by the holders of a
                          by the affirmative vote of a majority        majority of the shares then entitled to
                          of shares present in person or by proxy      vote at an election of directors.
                          at such meeting entitled to vote for         Directors may also be removed with
                          the election of such director.               cause by a majority of the directors
                                                                       then in office. A director may only be
                                                                       removed with cause after reasonable
                                                                       notice and an opportunity to be heard.

Filling of Board          Vacancies on the board of directors may      Same.
Vacancies                 be filled by the vote of a majority of
                          the directors then in office.

Size of Board             The number of directors shall be fixed       The number of directors shall be fixed
                          by resolution of the board, but may not      by resolution of the board or a vote of
                          be less than 3. The current number of        the holders of Thermedics common stock
                          directors is 9.                              but may not be less than 3 nor more
                                                                       than 8. The current number of directors
                                                                       is 6.

ANNUAL MEETING OF         Held on date fixed by the board.             Same.
  STOCKHOLDERS

                                      THERMO ELECTRON                                THERMEDICS
                          ---------------------------------------      ---------------------------------------
CALLING A SPECIAL         Special meetings may be called by the        Special meetings may be called by the
MEETING OF STOCKHOLDERS   board of directors, the chairman of the      board of directors, the chairman of the
                          board of directors or the chief              board of directors or the president and
                          executive officer.                           shall be called by the clerk or another
                                                                       officer upon written application of
                                                                       stockholders holding at least 10% of
                                                                       the Thermedics common stock entitled to
                                                                       vote at a special meeting.

QUORUM REQUIREMENTS       The presence in person or by proxy of        The presence in person or by proxy of
                          the holders of a majority of the votes       the holders of a majority of the shares
                          represented by the shares entitled to        entitled to vote at the meeting
                          vote at the meeting constitute a quorum      constitute a quorum for that meeting.
                          for that meeting, except as otherwise
                          provided by the Delaware General
                          Corporation Law.

VOTING RIGHTS             Each holder of our common stock is           Each holder of Thermedics common stock
                          entitled to one vote per share and may       is entitled to one vote per share and
                          not cumulate votes for the election of       may not cumulate votes for the election
                          directors. Each holder of our Series B       of directors.
                          junior participating stock is entitled
                          to 10,000 votes per share and may not
                          cumulate votes for the election of
                          directors.

STOCKHOLDER ACTION BY     In general, if a quorum is present at a      In general, if a quorum is present at a
VOTE AT A MEETING         meeting of stockholders, the                 meeting of stockholders, the
                          affirmative vote of a majority of the        affirmative vote of a majority of the
                          votes represented by the shares present      shares present and entitled to vote at
                          and entitled to vote at the meeting is       the meeting is required to take action.
                          required to take action, except that         Most mergers and consolidations would
                          the election of directors is by vote of      require the approval of a majority of
                          a plurality of the votes represented by      the shares of Thermedics common stock
                          the shares present and entitled to vote      outstanding and entitled to vote.
                          at the meeting. Most mergers,                Sales, leases or exchanges of all or
                          consolidations and sales, leases or          substantially all of Thermedics' assets
                          exchanges of all or substantially all        would require the approval of
                          of our assets would require the              two-thirds of the shares of Thermedics
                          approval of our board of directors and       common stock outstanding and entitled
                          of a majority of the votes represented       to vote. The voting requirements
                          by all outstanding shares of our common      necessary to approve amendments to
                          stock entitled to vote. The voting           Thermedics' charter and bylaws are set
                          requirements necessary to approve            forth below under "Amendments to
                          amendments to the charter and bylaws         Organizational Documents."
                          are set forth below under "Amendments
                          to Organizational Documents."

                                      THERMO ELECTRON                                THERMEDICS
                          ---------------------------------------      ---------------------------------------
STOCKHOLDER ACTION BY     May take action by written consent of        May take action by written consent of
WRITTEN CONSENT           stockholders having no less than the         all stockholders entitled to vote on
                          minimum number of votes that would be        the action if a meeting were held.
                          necessary to take such action at a
                          meeting at which all shares entitled to
                          vote on the matter were present and
                          voted.

ADVANCE NOTICE FOR        A stockholder must deliver notice of         No advance notice provisions.
STOCKHOLDER NOMINATIONS   stockholder nominations or proposals to
AND OTHER BUSINESS        be made at an annual stockholders
                          meeting to the secretary not less than
                          60 days nor more than 75 days before
                          the first anniversary of the date on
                          which proxy materials for the preceding
                          year's annual stockholders meeting were
                          first mailed. However, if the date of
                          the annual meeting is moved ahead more
                          than 30 days before or delayed by more
                          than 30 days after the anniversary of
                          the preceding year's annual stockholder
                          meeting, a stockholder must deliver
                          notice not later than the close of
                          business on the later of:
                          - the 90th day prior to such annual
                            meeting; or
                          - the 10th day following the day on
                            which public announcement of the date
                            of such meeting is made.

AMENDMENTS TO
ORGANIZATIONAL DOCUMENTS

Certificate of            The approval of both our board of            The approval of the holders of a
Incorporation or          directors and the holders of a majority      majority of the outstanding Thermedics
Articles of Organization  of the votes represented by our              shares entitled to vote for the
                          outstanding shares entitled to vote for      amendment is required for an amendment
                          the amendment is required for an             to Thermedics' articles of
                          amendment to our certificate of              organization.
                          incorporation. Any amendment to our
                          certificate of incorporation which
                          would materially alter or change the
                          powers, preferences or special rights
                          of our Series B junior participating
                          preferred stock so as to affect them
                          adversely also requires the approval of
                          at least two-thirds of the outstanding
                          shares of Series B junior participating
                          preferred stock entitled to vote.

                                      THERMO ELECTRON                                THERMEDICS
                          ---------------------------------------      ---------------------------------------
Bylaws                    The board of directors may amend and         The board of directors may amend and
                          repeal bylaws. The holders of a              repeal bylaws, except for amendments
                          majority of the votes represented by         relating to meetings of stockholders,
                          the shares of capital stock issued and       the removal of directors, the
                          outstanding and entitled to vote,            requirements for amendments to bylaws
                          voting together as a single class, may       and other matters reserved to the
                          also amend or repeal any bylaw or may        stockholders by the Massachusetts
                          adopt a new bylaw, except that the           Business Corporation Law or Thermedics'
                          affirmative vote of the holders of at        charter. The holders of a majority of
                          least two-thirds of the votes                the shares of capital stock issued and
                          represented by the shares of our             outstanding and entitled to vote,
                          capital stock issued and outstanding         voting together as a single class, may
                          and entitled to vote is required to          also amend or repeal any bylaw or may
                          amend or repeal, or adopt new bylaws         adopt a new bylaw.
                          inconsistent with, those which relate
                          to directors or amending the bylaws.

INSPECTION RIGHTS         Delaware law entitles any stockholder        Under Massachusetts law, a
                          of record of a corporation, in person        corporation's stockholders are entitled
                          or by agent, upon written demand under       to inspect and copy its charter,
                          oath stating the inspection's purpose,       bylaws, records of stockholders
                          to inspect during usual business hours,      meetings, and stock and transfer
                          for any proper purpose, the                  records. These documents must be kept
                          corporation's stock ledger, a list of        either at the corporation's principal
                          its stockholders and its other books         office, the transfer agent's office or
                          and records, and to make copies or           at the office of the corporation's
                          extracts therefrom. A proper purpose         clerk or resident agent. If access to
                          means a purpose reasonably related to        these documents is refused, the
                          the person's interest as a stockholder.      corporation will be liable to the
                                                                       requesting stockholder for any actual
                                                                       damages which result from the refusal.
                                                                       However, the corporation is not
                                                                       obligated to produce the documents if
                                                                       the inspection is being sought to
                                                                       secure a list of stockholders or other
                                                                       information to be sold or used for a
                                                                       purpose unrelated to the requesting
                                                                       person's interest as a stockholder.

CAPITALIZATION

Authorized Common Stock   350 million shares.                          100 million shares.

                                      THERMO ELECTRON                                THERMEDICS
                          ---------------------------------------      ---------------------------------------
Authorized Preferred      50,000 shares of preferred stock;            None.
Stock                     40,000 shares of the preferred stock
                          designated as Series B junior
                          participating preferred stock, used in
                          the stockholder rights plan described
                          below. The board of directors may fix
                          the rights and preferences of any class
                          or series of the remaining 10,000
                          shares of preferred stock. The rights
                          of the holders of our common stock will
                          be subject to, and may be adversely
                          affected by, the rights of holders of
                          any preferred stock that may be issued
                          in the future.

RIGHTS PLAN               We have a rights agreement dated as of       None.
                          January 19, 1996, which is described
                          below. The rights agreement is
                          triggered by, among other things, the
                          acquisition by a third party of 15% or
                          more of our total outstanding common
                          stock without the approval of our board
                          of directors. The board of directors
                          may redeem rights at any time until ten
                          days after a triggering acquisition.

                                      THERMO ELECTRON                                THERMEDICS
                          ---------------------------------------      ---------------------------------------
EXCULPATION AND           Our certificate of incorporation             Thermedics' bylaws provide
INDEMNIFICATION OF        provides indemnification to persons          indemnification to persons that are or
DIRECTORS, OFFICERS AND   that are or were directors or officers       were directors, officers, employees or
EMPLOYEES                 of ours, or are or were serving at our       agents of Thermedics, or are or were
                          request as directors or officers of          serving at the request of Thermedics as
                          another corporation, partnership, joint      directors, officers, employees or
                          venture, trust or other enterprise, to       agents of another corporation,
                          the fullest extent permitted by              partnership, joint venture, business
                          Delaware law.                                trust or other enterprise, to the
                                                                       fullest extent permitted by
                          In the case of any action or suit by us      Massachusetts law.
                          to procure a judgment in our favor, we
                          will indemnify those directors and           In the case of any action or suit by
                          officers only for expenses, including        Thermedics to procure a judgment in its
                          attorneys' fees, relating to any claim,      favor, Thermedics will indemnify those
                          issue or matter as to which the              directors, officers, employees and
                          director or officer has been judged to       agents only for liabilities, expenses,
                          be liable to us, if and only to the          including attorneys' fees, relating to
                          extent that the court determines that,       any claim, issue or matter as to which
                          despite the adjudication of liability        the director or officer has been judged
                          but in view of all of the circumstances      to be liable to Thermedics, if and only
                          of the case, the director or officer is      to the extent that the court determines
                          entitled to indemnity for such expenses      that, despite the adjudication of
                          which the court finds proper.                liability but in view of all of the
                                                                       circumstances of the case, the director
                          Our certificate of incorporation also        or officer is entitled to indemnity for
                          provides that, to the extent permitted       such expenses which the court finds
                          by Delaware law, no director would be        proper.
                          personally liable to Thermo Electron or
                          its stockholders for monetary damages        Thermedics' articles of organization
                          for any breach of fiduciary duty as a        also provide that no director shall be
                          director.                                    personally liable to Thermedics or its
                                                                       stockholders for monetary damages for
                                                                       any breach of fiduciary duty as a
                                                                       director except in the case of:
                                                                       - a breach of a director's duty of
                                                                         loyalty;
                                                                       - acts or omissions not in good faith
                                                                         or which involve intentional
                                                                         misconduct or a knowing violation of
                                                                         law;
                                                                       - unauthorized distributions or loans
                                                                         of corporate assets under
                                                                         Massachusetts law; or
                                                                       - any transaction in which the director
                                                                         derived an improper personal benefit.

                                      THERMO ELECTRON                                THERMEDICS
                          ---------------------------------------      ---------------------------------------
DISSENTER'S RIGHTS        Under Delaware law, dissenting               Under Massachusetts law, dissenting
                          stockholders who follow prescribed           stockholders who follow prescribed
                          statutory procedures would be entitled       statutory procedures would be entitled
                          to have us pay them the fair value of        to have Thermedics pay them the fair
                          their shares of our capital stock in         value of their shares of Thermedics
                          connection with a merger or                  capital stock when the stockholders
                          consolidation, except where:                 approve:
                          - we would be the surviving corporation
                            and no vote of our stockholders is         - the sale, lease or exchange of all or
                            required to approve the merger; or           substantially all of Thermedics'
                          - the consideration that our                   property or assets;
                            stockholders would receive in the          - an amendment to Thermedics' articles
                            merger or consolidation consists             of organization which adversely
                            solely of:                                   affects the rights of the dissenting
                          -- shares of stock of the surviving            stockholders; or
                             corporation;                              - a merger or consolidation with
                          -- shares of stock of another                   another corporation unless
                             corporation which are listed on a            Thermedics is the surviving
                             national securities exchange or              corporation and a vote of the
                             designated as a national market              stockholders of Thermedics was not
                             system security on an interdealer            required to approve such merger or
                             quotation system by the National             consolidation.
                             Association of Securities Dealers,
                             Inc. or are held of record by more
                             than 2,000 stockholders;
                          -- cash in lieu of fractional shares;
                             or
                          -- any combination of the foregoing.

                                      THERMO ELECTRON                                THERMEDICS
                          ---------------------------------------      ---------------------------------------
INTERESTED DIRECTOR       Delaware law provides that no                Thermedics' bylaws provide that, absent
TRANSACTIONS              transaction between a corporation and a      fraud, no contract or other transaction
                          director or officer or any entity in         between Thermedics and any other person
                          which any of them have an interest is        or entity will be affected or
                          void or voidable solely for this reason      invalidated, and no director or officer
                          or solely because the director or            shall be liable to Thermedics or its
                          officer is present at or participates        creditors or stockholders, due to the
                          in the meeting of the board or               fact that a director or officer of
                          committee which authorized the contract      Thermedics is directly or indirectly
                          or transaction. A transaction is also        pecuniarily or otherwise interested in
                          not void or voidable solely because a        or connected to, or is a party to, the
                          director's votes are counted for such        contract or transaction, as long as the
                          purpose if:                                  director's or officer's interest in or
                                                                       connection to the transaction or
                          - after full disclosure the transaction      contract is disclosed to or known by
                            is approved by the disinterested           the Thermedics board at the time it
                            directors or by the stockholders; or       approves the transaction or contract.
                          - the transaction is fair to the             Any such transaction or contract must
                            corporation at the time it is              be:
                            approved.                                  - approved by a majority of directors
                                                                         of Thermedics who are not interested
                                                                         in or connected to the contract or
                                                                         transaction; or
                                                                       - approved or ratified by a majority of
                                                                         the shares of Thermedics capital
                                                                         stock entitled to vote on such matter
                                                                         at a meeting of stockholders.

THERMO ELECTRON STOCKHOLDER RIGHTS PLAN

     Under Delaware law, every corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions of its certificate of incorporation. The price and terms of the shares must be stated in the company's certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

     We entered into a rights agreement dated as of January 19, 1996 with BankBoston, N.A. as rights agent. On January 19, 1996, our board declared a dividend distribution of one right for each outstanding share of our common stock to our stockholders. Each right entitles the registered holder to purchase from us a unit consisting of one ten-thousandth of a share of Series B junior participating preferred stock at a purchase price of $250 in cash per unit, subject to adjustment.

     The following description is a summary of all the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. We have filed a copy of the rights agreement that established our rights plan as an exhibit to our Registration Statement on Form 8-A, which we filed with the SEC on January 26, 1996 and which we incorporate by reference into the registration statement which includes this prospectus. You may obtain a copy of the rights agreement at no charge by writing to us at the address listed below under the caption "Where You Can Find More Information."

     Distribution of rights. Initially, the rights are attached to our outstanding common stock certificates and we are not distributing separate rights certificates. Rights will be attached to the shares of our common stock that we issue in the exchange offer and in the merger. The rights will separate from our common stock, and a distribution date for purposes of the rights plan will occur, upon the earlier of the following events:

     - 10 days after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; and

     - 10 business days following the start of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.

Until the distribution date:

     - the rights are evidenced by our common stock certificates and will be transferred only with our common stock certificates;

     - new common stock certificates of ours will incorporate the rights agreement by reference; and

     - the surrender for transfer of any certificates of our common stock will also transfer the rights associated with our common stock represented by the certificate.

     The rights are not exercisable until the distribution date and will expire at the close of business on January 29, 2006, unless we redeem or exchange them earlier as described below.

     Flip in event. If a person becomes the beneficial owner of 15% or more of the shares of our common stock, each holder of a right will then have the right to receive, upon exercise, a number of shares of our common stock, or, in some circumstances, cash, property or other securities of ours, which equals the exercise price of the right divided by one-half of the current market price of our common stock on the date the acquisition occurs. However, following the acquisition:

     - rights are not exercisable until the rights are no longer redeemable by us as set forth below; and

     - all rights that are, or were, under circumstances specified in the rights agreement, beneficially owned by any acquiring person will be null and void.

The event set forth in this paragraph is referred to as a "section 11(a)(ii) event." A section 11(a)(ii) event does not occur in the case of an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

     For example, at an exercise price of $250 per right, each right not owned by an acquiring person, or by some related parties, following a section 11(a)(ii) event would entitle the holder to purchase for $250 the number of shares of our common stock, or other consideration, as noted above, as equals $250 divided by one-half of the current market price of our common stock. Assuming that our common stock had a per share value of $50 at that time, the holder of each valid right would be entitled to purchase ten shares of our common stock for $250.

     Flip over event. If at any time after a person has become the beneficial owner of 15% or more of the shares of our common stock:

     - we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, or our common stock is changed or exchanged, or

     - 50% or more of our assets or earning power is sold or transferred,

each holder of a right, except rights which previously have been voided as set forth above, shall then have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the right divided by one-half of the current market price of that company's common stock at the date of the occurrence of the event. This exercise right does not arise if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

     For example, at an exercise price of $250 per right, each right following an event described in the preceding paragraph would entitle the holder to purchase for $250 the number of shares of common stock of the acquiring company as equals $250 divided by one-half of the current market price of that company's common stock. Assuming that the common stock had a per share value of $100 at that time, the holder of each valid right would be entitled to purchase five shares of common stock of the acquiring company for $250.

     Exchange of rights. At any time after a section 11(a)(ii) event, our board of directors may exchange the rights, other than rights owned by the acquiring person that have become void, in whole or in part, at an exchange ratio of one share of our common stock, or one ten-thousandth of a share of preferred stock, or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges, per right.

     Series B junior participating preferred stock. Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled to a minimum preferential quarterly dividend payment of $100 per share and will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the preferred stock will be entitled to a minimum preferential liquidating payment of $100 per share and will be entitled to an aggregate payment of 10,000 times the payment made per share of our common stock. Each share of preferred stock will have 10,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is changed or exchanged, each share of preferred stock will be entitled to receive 10,000 times the amount received per share of our common stock.

     These rights are protected by customary antidilution provisions and, in light of our stock dividend in 1996, currently provide for the following:

     - an aggregate dividend per share of preferred stock of 15,000 times the dividend declared per share of our common stock;

     - an aggregate payment per share of preferred stock, in the event of liquidation, of 15,000 times the payment made per share of our common stock; and

     - 15,000 votes per share of preferred stock, voting together with our common stock.

     Because of the nature of the preferred stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

     Redemption of rights. At any time until ten days following the date a person becomes the beneficial owner of 15% or more of the shares of our common stock, we may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash or stock. Immediately upon an action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

     Status of rights holder and tax effects. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of ours, including the right to vote or to receive dividends. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for common stock of the acquiring company as described above.

     Effects of the rights. The rights are intended to have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of us and our stockholders, as determined by a majority of our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors because the board of directors may, at its option, at any time prior to the close of business on the earlier of:

     - the tenth day following the date a person becomes the beneficial owner of 15% or more of the shares of our common stock; or

     - January 29, 2006,

and in other specified circumstances, redeem all of the then outstanding rights at the redemption price.

STATE ANTI-TAKEOVER STATUTES

     We are subject to Section 203 of the Delaware General Corporation Law, which may make it more difficult for a person who would be an "interested stockholder," as defined in Section 203, in us to effect various business combinations with us for a three-year period after becoming an interested stockholder. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed by Section 203.

     Chapters 110C, 110D and 110F of the General Laws of the Commonwealth of Massachusetts prohibit, restrict or impose procedural and disclosure requirements with respect to the acquisition of more than 5% of the outstanding shares of a Massachusetts corporation, such as Thermedics, and with respect to take-over bids and business combinations involving a Massachusetts corporation. Thermedics, through a provision in its bylaws, has elected to "opt out" of the prohibitions and restrictions of Chapter 110D.

                       TRANSACTIONS WITH RELATED PARTIES

PRIOR CONTACTS

     Except as set forth in, or incorporated by reference in, this prospectus, since January 1, 1998, there have been no contacts, negotiations or transactions between us, on the one hand, and Thermedics or any of its officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

PRIOR BUSINESS RELATIONSHIPS

     Except as set forth in, or incorporated by reference in, this prospectus, we have not, since January 1, 1998, had any business relationships or transactions with Thermedics or any of its executive officers, directors or affiliates that would require disclosure in this prospectus under the SEC's rules.

     On February 5, 1998, the Thermedics board of directors voted to issue 4,880,533 shares of common stock to us in exchange for 100% of the stock of our subsidiary TMO TCA Holdings, Inc., which beneficially owns 3,355,705 shares of Thermo Cardiosystems' common stock. We acquired these shares of Thermo Cardiosystems common stock as consideration for the acquisition by Thermo Cardiosystems of International Technidyne Corporation from us in May 1997. The value of these Thermo Cardiosystems shares was $75,000,000 at the time Thermo Cardiosystems acquired International Technidyne. Thermo Cardiosystems' issuance of the 3,355,705 shares of its common stock was subject to its stockholders approving the listing of the shares for trading on the American Stock Exchange. Its stockholders approved the listing at a special meeting on April 13, 1998. Thermedics' issuance of the 4,880,533 shares of its common stock to us was subject to its stockholders approving the listing of the shares for trading on the American Stock Exchange. Its stockholders approved the listing at a special meeting on March 31, 1999. The fair market values of the 4,880,553 shares of Thermedics' common stock and of the 3,355,705 shares of Thermo Cardiosystems' common stock as of February 5, 1998 were each $75,587,000.

     In June 1998, we loaned Thermo Sentron, a subsidiary of Thermedics, $21,000,000 pursuant to a promissory note due December 1998. That promissory note bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Thermo Sentron borrowed this money to partially finance its acquisition of the three businesses that constituted the product-monitoring group of Graseby Limited, a subsidiary of Smiths Industries plc, for $44,000,000 in cash, net of cash acquired, and the assumption of some of Graseby's liabilities. Thermo Sentron repaid the principal amount of the loan as follows:

- Fourth quarter 1998          $2,000,000;
- Second quarter 1999          $6,000,000;
- Third quarter 1999           $1,000,000; and
- Fourth quarter 1999          $1,000,000.

As each payment was made, we canceled the existing promissory note and Thermo Sentron issued us a new promissory note for the balance. In March 2000, we refinanced Thermo Sentron's remaining balance under our cash management arrangement. The outstanding amount under this cash management arrangement bears interest at a rate equal to the 30-day Dealers Commercial Paper Rate plus 150 basis points. We reset this rate at the beginning of each month. The rate was 8.00% as of June 1, 2000.

     We have entered into a fifteen-year lease arrangement with Thermo Sentron, effective as of January 1, 2000, with respect to Thermo Sentron's principal executive offices in Minneapolis, Minnesota. We purchased the building in December 1999 from Baker Hughes Corporation for $5.5 million. Thermo Sentron pays us rent under this lease as follows:

     - $50,000 per month for the first five years of the lease term;

     - $55,000 per month for the second five years of the lease term; and

     - $60,000 per month for the third five years of the lease term.

     Our Tecomet division provides metal fabrication services to Thermo Cardiosystems in connection with its manufacture of heart assist devices. Thermo Cardiosystems paid Tecomet $3,651,000 in 1999 and $1,717,000 in 1998 for these services.

                                 LEGAL MATTERS

     Seth H. Hoogasian, Esq., our General Counsel, will pass on the validity of the shares of our common stock offered by this prospectus. Mr. Hoogasian is a full-time employee and officer of Thermo Electron, is an officer of Thermedics and, as of June 27, 2000, owned or had the right to acquire 396,754 shares of our common stock and 105,200 shares of the common stock of our subsidiaries.

                                    EXPERTS

     Our financial statements and those of Thermedics that we incorporate by reference in this prospectus and the financial statement schedules that we incorporated by reference in the registration statement of which this prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE, INCLUDING IMPORTANT BUSINESS AND FINANCIAL INFORMATION, WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT.

THERMEDICS

     We incorporate by reference into this prospectus the following documents, filed by Thermedics (File No. 1-9567) with the SEC:

     - Thermedics' Annual Report on Form 10-K for the fiscal year ended January 1, 2000;

     - Thermedics' Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000; and

     - Thermedics' Current Reports on Form 8-K dated February 1, 2000, March 31, 2000, April 7, 2000, April 13, 2000, April 27, 2000, May 2, 2000 and May
       11, 2000.

THERMO ELECTRON

     We incorporate by reference into this prospectus the following documents, which we have filed (File No. 1-8002) with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended January 1, 2000 as amended by our Form 10-K/A filed on June 27, 2000;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000;

     - Our Current Reports on Form 8-K dated February 1, 2000, May 2, 2000 and June 14, 2000;

     - Our Proxy Statement dated April 19, 2000, filed with the SEC on April 21, 2000;

     - The description of our common stock which is contained in our registration statement on Form 8-A and the amendment to that registration statement, filed under the Exchange Act; and

     - The description of our preferred stock purchase rights which is contained in our registration statement on Form 8-A and the amendments to that registration statement, filed under the Exchange Act.

     All documents that we file or that Thermedics files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer, the date that our offer is terminated or the date that the merger is closed will also be deemed to be incorporated in this prospectus by reference.

     The information incorporated by reference in this prospectus is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus or in any subsequently filed document that we incorporate by reference in this prospectus.

     We will provide a copy of any and all of the information that we incorporate by reference in this prospectus to any person, without charge, upon written or oral request. If we do not specifically incorporate by reference exhibits to the documents that we incorporate by reference in this prospectus, then we will not provide copies of those exhibits. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE 22, 2000.

     You should direct requests for documents relating to Thermedics or to us to: Sandra L. Lambert, Corporate Secretary, Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454 (telephone: 781-622-1000; facsimile:
781-768-6620).

     We file reports, proxy statements and other information with the SEC. You may inspect and copy our reports, proxy statements and other information at the public reference facilities maintained by the SEC at:

Judiciary Plaza         Citicorp Center          Seven World Trade Center
Room 1024               500 West Madison Street  13th Floor
450 Fifth Street, N.W.  Suite 1400               New York, New York 10048
Washington, D.C. 20549  Chicago, Illinois 60661

     You can also inspect reports, proxy statements and other information concerning Thermedics at:

     The American Stock Exchange
     86 Trinity Place
     New York, New York 10006-1881

     You can also inspect reports, proxy statements and other information concerning us at:

     The New York Stock Exchange
     20 Broad Street
     New York, New York 10005

     You can also obtain copies of these materials by mail at prescribed rates from the Public Reference Room at the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC toll-free at l-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding Thermo Electron and Thermedics. The address of the SEC website is http://www.sec.gov.

     We have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to our common stock we would issue to Thermedics stockholders in the exchange offer and the merger. This prospectus constitutes our prospectus filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because we have omitted parts of the registration statement in accordance with the SEC's rules. The registration statement and its exhibits are available for inspection and copying as set forth above.

     We have also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing information about the exchange offer. You may read and copy the Schedule TO and any amendments thereto at the SEC's public reference room in Washington, D.C. referred to above.

     If you have any questions about the exchange offer, you should call the information agent, D.F. King & Co., Inc. If you are a banker or broker, call collect at (212) 269-5550. All others should call toll-free at (800) 290-6433.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

                          THERMO ELECTRON CORPORATION

         INDEX TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                              PAGE
Pro Forma Consolidated Condensed Financial Information of
  Thermo Electron Corporation (Unaudited)...................  F-2
Pro Forma Consolidated Condensed Statement of Continuing
  Operations for the three months ended April 1, 2000.......  F-3
Pro Forma Consolidated Condensed Statement of Continuing
  Operations for the fiscal year ended January 1, 2000......  F-4
Pro Forma Consolidated Condensed Balance Sheet as of April
  1, 2000...................................................  F-5
Notes to Pro Forma Consolidated Condensed Financial
  Statements................................................  F-6

                          THERMO ELECTRON CORPORATION

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following unaudited pro forma consolidated condensed statement of operations sets forth our results of continuing operations for the three months ended April 1, 2000, and the fiscal year ended January 1, 2000, as if we had completed the exchange offer and the merger at the beginning of fiscal 1999. The following unaudited pro forma consolidated condensed balance sheet sets forth our financial position as of April 1, 2000, as if we had completed the exchange offer and the merger on April 1, 2000. For purposes of determining the number of shares of our common stock that we will issue in the exchange offer and the merger, we have used the exchange ratio of 0.45 shares of our common stock for each share of Thermedics common stock not already owned by us. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred if we had completed the exchange offer and the merger at the beginning of fiscal 1999.

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS
                        THREE MONTHS ENDED APRIL 1, 2000
                                  (UNAUDITED)

                                                                            PRO FORMA
                                                            HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                            -----------    ------------    ----------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues                                                     $598,929         $   --        $598,929
                                                             --------         ------        --------
Costs and Operating Expenses:
  Cost of revenues........................................    325,183             --         325,183
  Selling, general and administrative expenses............    173,682            315         173,997
  Research and development expenses.......................     48,446             --          48,446
  Restructuring and other unusual costs, net..............     (7,700)            --          (7,700)
                                                             --------         ------        --------
                                                              539,611            315         539,926
                                                             --------         ------        --------
Operating Income..........................................     59,318           (315)         59,003
Other Expense, Net........................................    (21,172)            --         (21,172)
                                                             --------         ------        --------
Income from Continuing Operations Before Income Taxes,
  Minority Interest and Extraordinary Items...............     38,146           (315)         37,831
Income Tax Provision......................................     16,728             --          16,728
Minority Interest Expense.................................      6,127             --           6,127
                                                             --------         ------        --------
Income from Continuing Operations Before Extraordinary
  Items...................................................   $ 15,291         $ (315)       $ 14,976
                                                             ========         ======        ========
Earnings per Share from Continuing Operations Before
  Extraordinary Items:
  Basic...................................................   $    .10                       $    .09
                                                             ========                       ========
  Diluted.................................................   $    .09                       $    .09
                                                             ========                       ========
Weighted Average Shares:
  Basic...................................................    156,813          4,631         161,444
                                                             ========         ======        ========
  Diluted.................................................    157,464          4,631         162,095
                                                             ========         ======        ========

                          THERMO ELECTRON CORPORATION

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF CONTINUING OPERATIONS
                       FISCAL YEAR ENDED JANUARY 1, 2000
                                  (UNAUDITED)

                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                         ----------    -----------    ----------
                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues                                                 $2,471,193      $    --      $2,471,193
                                                         ----------      -------      ----------
Costs and Operating Expenses:
  Cost of revenues.....................................   1,378,494           --       1,378,494
  Selling, general and administrative expenses.........     673,004        1,261         674,265
  Research and development expenses....................     171,100           --         171,100
  Restructuring and other unusual costs, net...........     149,589           --         149,589
                                                         ----------      -------      ----------
                                                          2,372,187        1,261       2,373,448
                                                         ----------      -------      ----------
Operating Income.......................................      99,006       (1,261)         97,745
Other Expense, Net.....................................     (61,520)          --         (61,520)
                                                         ----------      -------      ----------
Income from Continuing Operations Before Income Taxes,
  Minority Interest and Extraordinary Items............      37,486       (1,261)         36,225
Income Tax Provision...................................      33,073           --          33,073
Minority Interest Expense..............................      18,993           --          18,993
                                                         ----------      -------      ----------
Loss from Continuing Operations Before Extraordinary
  Items................................................  $  (14,580)     $(1,261)     $  (15,841)
                                                         ==========      =======      ==========
Loss per Share from Continuing Operations Before
  Extraordinary Items:
  Basic................................................  $     (.09)                  $     (.10)
                                                         ==========                   ==========
  Diluted..............................................  $     (.11)                  $     (.12)
                                                         ==========                   ==========
Basic and Diluted Weighted Average Shares..............     157,987        4,631         162,618
                                                         ==========      =======      ==========

                          THERMO ELECTRON CORPORATION

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 APRIL 1, 2000
                                  (UNAUDITED)

                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                         ----------    -----------    ----------
                                                                     (IN THOUSANDS)
                        ASSETS
Current Assets:
  Cash and cash equivalents............................  $  533,471     $     --      $  533,471
  Short-term available-for-sale investments, at quoted
     market value......................................     426,015           --         426,015
  Accounts receivable, net.............................     534,569           --         534,569
  Other current assets.................................     690,103           --         690,103
  Net assets of discontinued operations................     502,629        9,034         511,663
                                                         ----------     --------      ----------
                                                          2,686,787        9,034       2,695,821
                                                         ----------     --------      ----------
Property, Plant and Equipment, at Cost, Net............     424,874           --         424,874
                                                         ----------     --------      ----------
Other Assets...........................................     233,486           --         233,486
                                                         ----------     --------      ----------
Cost in Excess of Net Assets of Acquired Companies.....   1,206,238       50,449       1,256,687
                                                         ----------     --------      ----------
Long-term Net Assets of Discontinued Operations........     625,802           --         625,802
                                                         ----------     --------      ----------
                                                         $5,177,187     $ 59,483      $5,236,670
                                                         ==========     ========      ==========

       LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities....................................  $1,057,399     $     --      $1,057,399
                                                         ----------     --------      ----------
Deferred Income Taxes and Other Deferred Items.........     162,622           --         162,622
                                                         ----------     --------      ----------
Long-term Obligations:
  Subordinated convertible obligations.................   1,184,033           --       1,184,033
  Other................................................     386,290           --         386,290
                                                         ----------     --------      ----------
                                                          1,570,323           --       1,570,323
                                                         ----------     --------      ----------
Minority Interest......................................     364,900      (48,577)        316,323
                                                         ----------     --------      ----------
Common Stock of Subsidiary Subject to Redemption.......       7,692           --           7,692
                                                         ----------     --------      ----------
Shareholders' Investment:
  Common stock.........................................     167,990        4,631         172,621
  Capital in excess of par value.......................   1,061,754      103,429       1,165,183
  Retained earnings....................................   1,057,791           --       1,057,791
  Treasury stock at cost...............................    (193,457)          --        (193,457)
  Deferred compensation................................      (6,917)          --          (6,917)
  Accumulated other comprehensive items................     (72,910)          --         (72,910)
                                                         ----------     --------      ----------
                                                          2,014,251      108,060       2,122,311
                                                         ----------     --------      ----------
                                                         $5,177,187     $ 59,483      $5,236,670
                                                         ==========     ========      ==========

                          THERMO ELECTRON CORPORATION

         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED
          CONDENSED STATEMENT OF CONTINUING OPERATIONS

                                   (IN THOUSANDS EXCEPT IN TEXT)
                                                              THREE MONTHS ENDED    YEAR ENDED
                                                              APRIL 1, 2000         JANUARY 1, 2000
                                                              ------------------    ---------------
                                                                         DEBIT (CREDIT)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Amortization of cost in excess of net assets of acquired
  companies created by the acquisition of additional shares
  of Thermedics.............................................      $     315             $1,261
                                                                  ---------             ------
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the
  assumed issuance of 4,630,582 shares of our common stock
  for the acquisition of additional shares of Thermedics as
  of the beginning of 1999..................................          4,631              4,631
                                                                  ---------             ------
NOTE 2 -- PRO FORMA ADJUSTMENTS TO PRO FORMA CONSOLIDATED
          CONDENSED BALANCE SHEET

                                   (IN THOUSANDS EXCEPT IN TEXT)
                                                              APRIL 1, 2000
                                                                  ---------
                                                                DEBIT (CREDIT)
NET ASSETS OF DISCONTINUED OPERATIONS -- CURRENT
Increase in current net assets of discontinued operations as
  a result of our increased ownership of Thermedics.........      $   9,034
                                                                  ---------
COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES
Increase in cost in excess of net assets of acquired
  companies as a result of our increased ownership of
  Thermedics................................................         50,449
                                                                  ---------
MINORITY INTEREST
Decrease in minority interest as a result of our increased
  ownership of Thermedics...................................         48,577
                                                                  ---------
COMMON STOCK
Increase in common stock due to the assumed issuance of
  4,630,582 shares of our common stock for the acquisition
  of additional shares of Thermedics........................         (4,631)
                                                                  ---------
CAPITAL IN EXCESS OF PAR VALUE
Increase in capital in excess of par value as a result of
  our increased ownership of Thermedics and the conversion
  of outstanding stock options of Thermedics into our stock
  options...................................................       (103,429)
                                                                  ---------

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    ANNEX A

              DIRECTORS AND EXECUTIVE OFFICERS OF THERMO ELECTRON
                                 AND THERMEDICS

THERMO ELECTRON

     We have set forth in the following table:

     - the name, business address, position with Thermo Electron, present principal occupation or employment and five-year employment history of each of our directors and executive officers; and

     - the names, principal businesses and addresses of any corporations or other organizations in which those principal occupations are conducted.

     Unless otherwise indicated:

     - each occupation listed in the table refers to Thermo Electron;

     - each individual is a United States citizen; and

     - each individual's business address is 81 Wyman Street, Waltham, Massachusetts 02454.

     Unless otherwise indicated, to our knowledge, none of our directors or executive officers:

     - beneficially owns any shares of our common stock or Thermedics common stock or rights to acquire shares of our common stock or Thermedics common stock;

     - has been convicted in a criminal proceeding during the last five years, excluding traffic violations or similar misdemeanors; or

     - was a party to any judicial or administrative proceeding during the last five years that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Mr. John N. Hatsopoulos retired from our board of directors effective February 21, 2000. Dr. George N. Hatsopoulos retired from our board of directors effective March 31, 2000. Mr. Roger D. Wellington retired from our board of directors effective May 17, 2000.

SAMUEL W. BODMAN...................    Dr. Bodman, 61, has been a director of
                                       Thermo Electron since May 1999. Since
                                       1988, Mr. Bodman has served as the
                                       chairman and chief executive officer of
                                       Cabot Corporation, a manufacturer of
                                       specialty chemicals and materials located at 75 State Street, Boston, MA 02109. Dr.
                                       Bodman is also a director of Cabot
                                       Corporation, John Hancock Financial
                                       Services, Inc., Security Capital Group
                                       Incorporated and Westvaco Corporation.

PETER O. CRISP.....................    Mr. Crisp, 67, has been a director of
                                       Thermo Electron since 1974. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm located at 30 Rockefeller Plaza, New York, NY
                                       10112, for more than five years until his retirement in September 1997. He has been the vice chairman of Rockefeller
                                       Financial Services, Inc. since December
                                       1997. Mr. Crisp is also a director of
                                       American Superconductor Corporation,
                                       Evans & Sutherland Computer Corporation,
                                       Thermedics

                                       Inc., ThermoTrex Corporation and United
                                       States Trust Corporation.

ELIAS P. GYFTOPOULOS...............    Dr. Gyftopoulos, 72, has been a director
                                       of Thermo Electron since 1976. Dr.
                                       Gyftopoulos is Professor Emeritus of the Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear
                                       Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo
                                       Cardiosystems Inc., ThermoLase
                                       Corporation and Trex Medical Corporation.

FRANK JUNGERS......................    Mr. Jungers, 73, has been a director of
                                       Thermo Electron since 1978. Mr. Jungers
                                       has been a consultant on business and
                                       energy matters since 1977. His business
                                       address is 822 N.W. Murray Boulevard,
                                       Suite 242, Portland, OR 97229. Mr.
                                       Jungers is also a director of The AES
                                       Corporation, Donaldson, Lufkin &
                                       Jenrette, Inc., Statia Terminals Group
                                       N.V. and Thermo Ecotek Corporation.

JIM P. MANZI.......................    Mr. Manzi, 48, was the chairman,
                                       president and chief executive officer of Lotus Development Corporation, a software manufacturer, from 1984 until 1995. Since leaving Lotus, he has been involved in a number of technology startup ventures, primarily related to the Internet.

ROBERT A. MCCABE...................    Mr. McCabe, 65, has been a director of
                                       Thermo Electron since 1962. He has been
                                       the chairman of Pilot Capital Corporation located at 444 Madison Avenue, Suite
                                       2103, New York, NY 10022, which is
                                       engaged in private investments, since
                                       1998. Mr. McCabe was the president of
                                       Pilot Capital Corporation from 1987 to
                                       1998. Mr. McCabe is also a director of
                                       Atlantic Bank & Trust Company, Burns
                                       International Services Corporation and
                                       Church & Dwight Company.

HUTHAM S. OLAYAN...................    Ms. Olayan, 46, has been a director of
                                       Thermo Electron since 1987. She has
                                       served since 1995 as president and a
                                       director of Olayan America Corporation, a member of the Olayan Group, and as president and a director of Competrol
                                       Real Estate Limited, another member of
                                       the Olayan Group, from 1986 until its
                                       merger into Olayan America Corporation in 1997. The surviving company, which is located at 505 Park Avenue, Suite 1100,
                                       New York, NY 10022, is engaged in private investments, including real estate, and advisory services. Ms. Olayan is also a director of Trex Medical Corporation. Ms.
                                       Olayan is a citizen of Saudi Arabia.

ROBERT W. O'LEARY..................    Mr. O'Leary, 56, has been a director of
                                       Thermo Electron since June 1998. He has
                                       been the chairman of Premier, Inc., a
                                       strategic alliance of not-for-profit
                                       health care and hospital systems located at 12225 El Camino

                                       Real, San Diego, CA 92130, since 1995,
                                       and he was the chief executive officer
                                       from 1995 to 1999.

RICHARD F. SYRON...................    Dr. Syron, 56, has been a director of
                                       Thermo Electron since September 1997, its president and chief executive officer since June 1999 and chairman of the board since January 2000. From April 1994 until
                                       May 1999, Dr. Syron was the chairman and chief executive officer of the American
                                       Stock Exchange Inc. located at 86 Trinity
                                       Place, New York, NY 10006-1881. Dr. Syron is also a director of Dreyfus
                                       Corporation, John Hancock Financial
                                       Services, Inc., and Thermo Fibertek Inc.

BRIAN D. HOLT......................    Mr. Holt, 51, became the chief operating
                                       officer, energy and environment, of
                                       Thermo Electron in September 1998. Mr.
                                       Holt has been the president and chief
                                       executive officer of Thermo Ecotek
                                       Corporation, a majority-owned subsidiary of Thermo Electron located at 245 Winter
                                       Street, Waltham, MA 02451, that is
                                       involved in electric power generation
                                       since February 1994. From March 1996 to
                                       September 1998, he was a vice president
                                       of Thermo Electron. Mr. Holt is also a
                                       director of Thermo Ecotek Corporation and Thermo TerraTech Inc.

JOHN T. KEISER.....................    Mr. Keiser, 64, became chief operating
                                       officer, biomedical, of Thermo Electron
                                       in September 1998 and was a vice
                                       president from April 1997 until his
                                       promotion. Mr. Keiser has been the
                                       president and chief executive officer of Thermedics Inc., a manufacturer of biomedical products, product quality-assurance systems and security devices, since March 1998 and December
                                       1998, respectively, and served as a
                                       senior vice president of Thermedics Inc.
                                       from 1994 until his promotion to
                                       president. He has also been the president of Thermo Electron's wholly owned biomedical group, a manufacturer of medical equipment and instruments, since
                                       1994. Mr. Keiser is a director of
                                       Thermedics Inc., Thermo Cardiosystems
                                       Inc., ThermoLase Corporation, ThermoTrex
                                       Corporation and Trex Medical Corporation.

EARL R. LEWIS......................    Mr. Lewis, 56, became chief operating
                                       officer, measurement and detection, of
                                       Thermo Electron in September 1998, and
                                       served as senior vice president of Thermo
                                       Electron from June 1998 to September 1998 and vice president from September 1996 to June 1998. Mr. Lewis has been president and chief executive officer of Thermo
                                       Instrument Systems Inc. since March 1997 and January 1998, respectively, and was chief operating officer from January 1996 to January 1998. Prior to that time, he was executive vice president of Thermo
                                       Instrument Systems Inc. from January 1996 to March 1997 and senior vice president from January 1994 to January 1996. Mr.
                                       Lewis served as chief executive officer
                                       of Thermo Optek Corporation, a subsidiary of Thermedics and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation, from its inception in August 1995 to January
                                       1998. Mr. Lewis is a director of FLIR
                                       Systems Inc., SpectRx Inc. and
                                       Spectra-Physics Lasers, Inc.

THEO MELAS-KYRIAZI.................    Mr. Melas-Kyriazi, 40, has been a vice
                                       president, of Thermo Electron since March
                                       1998 and its chief financial officer
                                       since January 1999. Prior to his
                                       appointment as a vice president of Thermo
                                       Electron, Mr. Melas-Kyriazi served as
                                       president and chief executive officer of ThermoSpectra Corporation, which develops, manufactures, and markets precision imaging, inspection, measurement, and temperature-control instrumentation, from its inception in
                                       August 1994 until March 1998. Mr.
                                       Melas-Kyriazi is a citizen of Greece.

WILLIAM A. RAINVILLE...............    Mr. Rainville, 58, became chief operating
                                       officer, recycling and resource recovery, of Thermo Electron in September 1998. Mr.
                                       Rainville was a senior vice president of Thermo Electron from March 1993 to
                                       September 1998, and a vice president of
                                       Thermo Electron from 1986 to 1993. He has been president and chief executive officer of Thermo Fibertek Inc., a majority-owned subsidiary of Thermo
                                       Electron located at 245 Winter Street,
                                       Waltham, MA 02451 that develops and
                                       manufactures equipment and products for
                                       the papermaking and paper-recycling
                                       industries, since its inception in 1991.
                                       Mr. Rainville is also a director of
                                       Thermo Ecotek Corporation, Thermo
                                       Fibergen Inc., Thermo Fibertek Inc. and
                                       Thermo TerraTech Inc.

     Stock Ownership. The following table sets forth the beneficial ownership of common stock of Thermedics and Thermo Electron, as of January 31, 2000, with respect to each of our directors and executive officers. Our directors and executive officers disclaim beneficial ownership of the shares of Thermedics common stock beneficially owned by us.

                                                                  THERMO
                                                                 ELECTRON
                          NAME(1)                             CORPORATION(2)   THERMEDICS INC.(3)
                          -------                             --------------   ------------------
Samuel W. Bodman............................................        27,599                 0
Peter O. Crisp..............................................       121,767            37,076
Elias P. Gyftopoulos........................................        91,399             8,298
Brian D. Holt...............................................       322,941                 0
Frank Jungers...............................................       171,021             3,000
John T. Keiser..............................................       331,636           194,693
Earl R. Lewis...............................................       215,477                 3
Jim P. Manzi................................................             0                 0
Robert A. McCabe............................................        66,326             2,498
Theo Melas-Kyriazi..........................................       458,532            11,861
Hutham S. Olayan............................................        49,568                 0
Robert W. O'Leary...........................................        43,830                 0

                                                                  THERMO
                                                                 ELECTRON
                          NAME(1)                             CORPORATION(2)   THERMEDICS INC.(3)
                          -------                             --------------   ------------------
William A. Rainville........................................       361,499                 0
Richard F. Syron............................................     1,074,006                 0
All directors and current executive officers as a group (14
  persons)..................................................     3,335,601           257,429

---------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock of Thermo Electron beneficially owned by Dr. Bodman, Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary, Mr. Rainville, Dr. Syron and all directors and current executive officers as a group include 26,000, 25,596, 27,442, 284,948, 24,673, 263,230, 212,278,
    27,442, 384,361, 27,442, 27,000, 294,630, 1,011,000 and 2,636,042 shares, respectively, that such person or members of the group have the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Shares beneficially owned by Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,071 shares allocated to Mr. Melas-Kyriazi's account maintained pursuant to the Thermo Electron's employee stock ownership plan, or ESOP. Shares beneficially owned by Dr. Bodman, Mr. Crisp, Dr. Gyftopoulos, Mr. Jungers, Mr. McCabe, Ms. Olayan, Mr. O'Leary, Dr. Syron and all directors and current executive officers as a group include 1,599, 49,277, 1,378, 80,427, 34,725, 19,876, 3,830, 2,506 and
    193,618 shares, respectively, allocated to accounts maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Ms. Olayan do not include 6,150,000 shares owned by Crescent Holding GmbH, a member of the Olayan Group. Crescent Holding GmbH is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. No director or current executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 2.13% of the Thermo Electron common stock outstanding as of January 31, 2000.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Crisp, Dr. Gyftopoulos, Mr. Keiser and all directors and current executive officers as a group include 9,000, 2,750, 187,900, and 199,650 shares, respectively, that such person or members of the group have the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Shares beneficially owned by Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,119 shares allocated to Mr. Melas-Kyriazi's account maintained pursuant to Thermo Electron's ESOP. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 9,971 shares allocated to Mr. Crisp's account maintained pursuant to Thermedics' deferred compensation plan for directors. No director or current executive officer beneficially owned more than 1% of the Thermedics common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned less than 1% of the Thermedics common stock outstanding as of January 31, 2000.

THERMEDICS

     We have set forth in the following table:

     - The name, business address, position with Thermedics, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Thermedics; and

     - the names, principal businesses and addresses of any corporations or other organizations in which those principal occupations are conducted.

     Unless otherwise indicated:

     - each occupation listed in the table refers to Thermedics;

     - each individual is a United States citizen; and

     - each individual's business address is 470 Wildwood Street, Woburn, Massachusetts 01888-1799.

     Unless otherwise indicated, to our knowledge, no director or executive officer of Thermedics:

     - beneficially owns any shares of our common stock or of Thermedics common stock or rights to acquire shares of our common stock or Thermedics common stock;

     - has been convicted in a criminal proceeding during the last five years, excluding traffic violations or similar misdemeanors; or

     - was a party to any judicial or administrative proceeding during the last five years that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     George N. Hatsopoulos retired from the board of directors of Thermedics effective March 31, 2000.

T. ANTHONY BROOKS...................     Mr. Brooks, 60, has been a director of
                                         Thermedics since September 1998. Mr.
                                         Brooks was a managing director and
                                         member of the operating committee of
                                         Lehman Brothers Inc., a financial
                                         services firm located at 3 World
                                         Financial Center, New York, NY 10285
                                         from 1991 until his retirement in 1997.
                                         While at Lehman Brothers Inc., Mr.
                                         Brooks was the head of the European
                                         equity division from 1995 to 1996.

PETER O. CRISP......................     Mr. Crisp, 67, has been a director of
                                         Thermedics since 1983. Mr. Crisp was a
                                         general partner of Venrock Associates,
                                         a venture capital investment firm
                                         located at 30 Rockefeller Plaza, New
                                         York, NY 10112, for more than five
                                         years until his retirement in September
                                         1997. He has been the vice chairman of
                                         Rockefeller Financial Services, Inc.
                                         since December 1997. Mr. Crisp is also
                                         a director of American Superconductor
                                         Corporation, Evans & Sutherland
                                         Computer Corporation, Thermo Electron,
                                         ThermoTrex Corporation and United
                                         States Trust Corporation.

PAUL F. FERRARI.....................     Mr. Ferrari, 69, has been a director of
                                         Thermedics since 1991. Mr. Ferrari was
                                         a vice president of Thermo Electron
                                         from 1988 until his retirement at the
                                         end of 1990. Mr. Ferrari is also a
                                         director of General Scanning Inc. and
                                         ThermoTrex Corporation.

JOHN T. KEISER......................     Mr. Keiser, 64, has been a director of
                                         Thermedics since April 1997. He has
                                         been the president and chief executive
                                         officer of Thermedics since March 1998
                                         and December 1998, respectively. From
                                         1994 until March 1998, Mr. Keiser
                                         served as a senior vice president of
                                         Thermedics. Mr. Keiser has been the
                                         chief operating officer, biomedical, of
                                         Thermo Electron since September 1998,
                                         and a vice president from April 1997
                                         until his promotion. He has also been
                                         the president of Thermo Electron's
                                         wholly owned biomedical group, a
                                         manufacturer of medical equipment and
                                         instruments, since 1994.

                                         Mr. Keiser is a director of Thermo
                                         Cardiosystems Inc., ThermoLase
                                         Corporation, ThermoTrex Corporation and
                                         Trex Medical Corporation.

JOHN W. WOOD JR. ...................     Mr. Wood, 56, has been a director of
                                         Thermedics since 1984 and chairman of
                                         the board since March 1998. Mr. Wood
                                         was president and chief executive
                                         officer of Thermedics from 1984 to
                                         March 1998. Mr. Wood has been a senior
                                         vice president of Thermo Electron since
                                         December 1995, and, prior to that
                                         promotion, was a vice president of
                                         Thermo Electron from September 1994 to
                                         December 1995.

NICHOLAS T. ZERVAS..................     Dr. Zervas, 70, has been a director of
                                         Thermedics since 1987. Dr. Zervas has
                                         been Chief of Neurosurgical Service,
                                         Massachusetts General Hospital, located
                                         at 55 Fruit Street, Boston, MA 02114,
                                         since 1977. Dr. Zervas is also a
                                         director of Thermo Cardiosystems Inc.,
                                         ThermoLase Corporation and ThermoTrex
                                         Corporation.

THEO MELAS-KYRIAZI..................     Mr. Melas-Kyriazi, 40, has been the
                                         chief financial officer of Thermedics
                                         since January 1999. Mr. Melas-Kyriazi
                                         also has served as a vice president of
                                         Thermo Electron since March 1998 and
                                         its chief financial officer since
                                         January 1999. Prior to his appointment
                                         as a vice president of Thermo Electron,
                                         Mr. Melas-Kyriazi served as president
                                         and chief executive officer of
                                         ThermoSpectra Corporation, which
                                         develops, manufactures and markets
                                         precision imaging, inspection,
                                         measurement and temperature-control
                                         instrumentation, from its inception in
                                         August 1994 until March 1998. Mr.
                                         Melas-Kyriazi is a citizen of Greece.

VICTOR L. POIRIER...................     Mr. Poirier, 58, has been a senior vice
                                         president of Thermedics since 1985. He
                                         has also been president and chief
                                         technical officer of Thermo
                                         Cardiosystems Inc., a majority-owned
                                         subsidiary of Thermedics located at 470
                                         Wildwood Street, Woburn, Massachusetts
                                         01888-2697 since 1990 and 1999,
                                         respectively, and was its chief
                                         executive officer from 1991 to November
                                         1998.

     Stock Ownership. The following table sets forth the beneficial ownership of common stock of Thermedics and Thermo Electron, as of January 31, 2000, with respect to each director and executive officer of Thermedics. While some directors and executive officers of Thermedics are also directors and executive officers of Thermo Electron or its subsidiaries, all such persons disclaim beneficial ownership of the shares of common stock beneficially owned by us.

                                                                                        THERMO
                                                                                       ELECTRON
                          NAME(1)                             THERMEDICS INC.(2)    CORPORATION(3)
                          -------                             -------------------   --------------
T. Anthony Brooks...........................................           5,367                   0
Peter O. Crisp..............................................          37,076             121,767
Paul F. Ferrari.............................................          11,050              16,482
John T. Keiser..............................................         194,693             331,636
Theo Melas-Kyriazi..........................................          11,861             458,532
Victor L. Poirier...........................................          69,455              53,880
John W. Wood Jr. ...........................................         233,200             293,550
Nicholas T. Zervas..........................................          22,064                   0
All directors and current executive officers as a group (8
  persons)..................................................         584,766           1,275,847

---------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Thermedics common stock beneficially owned by Mr. Brooks, Mr. Crisp, Mr. Ferrari, Mr. Keiser, Mr. Poirier, Mr. Wood, and all directors and current executive officers as a group include 1,000, 9,000, 8,950, 187,900, 25,000, 174,150 and 406,000 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Shares beneficially owned by Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,119 shares allocated through January 31, 2000 to Mr. Melas-Kyriazi's account maintained pursuant to Thermo Electron's ESOP. Shares beneficially owned by Mr. Brooks, Mr. Crisp, Dr. Zervas and all directors and current executive officers as a group include 1,367, 9,971, 10,364 and 21,702 shares, respectively, that had been allocated through January 1, 2000 to their respective accounts maintained under Thermedics' deferred compensation plan. Shares beneficially owned by Mr. Wood include 2,600 shares held in custodial accounts for the benefit of two minor children. No director or current executive officer beneficially owned more than 1% of the Thermedics common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned approximately 4.4% of the Thermedics common stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Mr. Keiser, Mr. Melas-Kyriazi, Mr. Poirier, Mr. Wood and all directors and current executive officers as a group include 25,596, 263,230, 384,361, 46,123, 249,298 and 968,608 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 2000 through the exercise of stock options. Shares beneficially owned by Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,071 shares allocated to Mr. Melas-Kyriazi's account maintained pursuant to Thermo Electron's ESOP. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 49,277 shares allocated through January 1, 2000 to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. No director or current executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned less than 1% of the Thermo Electron common stock outstanding as of such date.

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

                                    ANNEX B

SEC. 82. MERGER OF SUBSIDIARY INTO PARENT CORPORATION

     (e) If all the stock of a subsidiary Massachusetts corporation party to a merger effected under this section is not owned by the parent corporation immediately prior to the merger, any stockholder in such subsidiary Massachusetts corporation (but no stockholder in a parent Massachusetts corporation) who objects to such merger may demand payment for his stock from the parent corporation and an appraisal thereof. Within ten days after the effective date of the merger the parent corporation shall send written notice by registered or certified mail to each stockholder of such subsidiary Massachusetts corporation at his last known address as it appears in the records of such subsidiary corporation, stating:

     1. The date upon which such articles were filed and the effective date of the merger.

     2.  The terms and conditions of the merger.

     3. The right of any stockholder of such subsidiary Massachusetts corporation who objects to the merger to demand in writing from the parent corporation within twenty days after the mailing of such notice payment for his stock and an appraisal thereof.

     If any such stockholder shall demand in writing from the parent corporation within twenty days after the mailing of such notice payment for his stock and an appraisal thereof, such stockholder and the parent corporation shall thereafter have the rights and duties and follow the procedures set forth in sections eighty-nine to ninety-eight, inclusive.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1965, c. 685, sec.sec. 37, 38;
St. 1980, c. 365, sec. 3.

SEC. 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1965, c. 685, sec. 40; St. 1973, c. 749, sec. 1.

SEC. 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
FORM

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

          "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."
Added by St. 1964, c. 723, sec. 1. Amended by St. 1973, c. 749, sec. 2.

SEC. 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1973, c. 749, sec. 3.

SEC. 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1973, c. 749, sec. 4.

SEC. 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.
Added by St. 1964, c. 723, sec. 1.

SEC. 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.
Added by St. 1964, c. 723, sec. 1.

SEC. 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1983, c. 522, sec. 22.

SEC. 93. REFERENCE TO SPECIAL MASTER

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.
Added by St. 1964, c. 723, sec. 1.

SEC. 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1983, c. 522, sec. 23.

SEC. 95. COSTS; INTEREST

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1965, c. 685, sec. 41.

SEC. 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1) A bill shall not be filed within the time provided in section ninety;

     (2) A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1982, c. 149.

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1965, c. 685, sec. 42.

SEC. 98. EXCLUSIVE REMEDY; EXCEPTION

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.
Added by St. 1964, c. 723, sec. 1. Amended by St. 1965, c. 685, sec. 43.

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

     You or your broker, dealer, commercial bank, trust company or other nominee should deliver your letter of transmittal, certificates for Thermedics shares and any other required documents to the depositary at one of its address set forth below.

                   The Depositary for the exchange offer is:

                                EQUISERVE, L.P.

     By First Class Mail:                     By Hand:                  By Overnight, Certified or Express
                                                                                       Mail:
       EquiServe, L.P.             Securities Transfer & Reporting
Attn: Corporate Reorganization             Services, Inc.                         EquiServe, L.P.
        P.O. Box 8029                    c/o EquiServe, L.P.              Attn: Corporate Reorganization
    Boston, MA 02266-8029           100 Williams Street/Galleria                 150 Royall Street
                                         New York, NY 10038                      Canton, MA 02021

    For Information Call:            By Facsimile Transmission:               For Confirmation Call:
        (781) 575-3120
                                         (781) 575-2233/2232                      (781) 575-3417
                                        (Valid for Book Entry
                                           Accounts Only)

     You should direct any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery to the Information Agent at its telephone numbers and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the exchange offer.

                The Information Agent for the exchange offer is:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                               New York, NY 10005
                Bankers and Brokers Call Collect (212) 269-5550
                    All Others Call Toll-Free (800) 290-6433